Exhibit 4.11

EXECUTION VERSION

16 SEPTEMBER        2022

SPORTRADAR MANAGEMENT LTD

(as the Company and the Obligors’ Agent)

and

J.P. MORGAN SE

(as the Agent)

AMENDMENT AND RESTATEMENT AGREEMENT

related to

a facilities agreement originally dated 17 November 2020 between, among others, the Company, the Agent and the Lenders.

THIS AGREEMENT is dated 16 September      2022 and is made between:

(1)

SPORTRADAR MANAGEMENT LTD, a private limited liability company incorporated under the laws of Jersey, registered with the Jersey Companies Registry under number 132409 and having its registered office at Aztec Group House, 11-15 Seaton Place, St Helier, JE4 0QH (the “Company” and the “Obligors’ Agent”); and

(2)	J.P. MORGAN SE as agent and on behalf of the Lenders and the other Finance Parties (the “Agent”).

BACKGROUND:

(A)	This Agreement is supplemental to and amends the facilities agreement originally dated 17 November 2020, and made between among others, the Company and the Agent (the “Facilities Agreement”).

(B)

In accordance with paragraphs (c) and (d) of Clause 41.1 (Required consents) and Clause 14.5 (Replacement of Screen Rate) of the Facilities Agreement, the Agent is authorised to enter into this Agreement on behalf of the Finance Parties.

(C)	In accordance with paragraph (f) of Clause 41.1 (Required consents) of the Facilities Agreement, the Company is authorised to enter into this Agreement for itself and on behalf of each other Obligor.

(D)	The Agent is entering into this agreement on the instructions of all Lenders whose consent is required under Clause 14.5 (Replacement of Screen Rate) the Facilities Agreement.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Amended Facilities Agreement” means the Facilities Agreement as amended and restated by this Agreement in the form set out in Schedule 1 (Amended Facilities Agreement).

“Effective Date” means the date on which the Agent has received each of the documents and evidence described in Schedule 2 (Conditions Precedent) to this Agreement in form and substance satisfactory to it.

1.2	Construction

Unless otherwise expressly defined in this Agreement or the context otherwise requires:

(a)	words and expressions defined in the Amended Facilities Agreement have the same meaning in this Agreement;

(b)	references to Clauses are to Clauses of the Amended Facilities Agreement unless otherwise stated; and

(c)

save as set out in this Agreement, the provisions of Clause 1.2 (Construction) of the Amended Facilities Agreement apply to this Agreement as though they were set out in full in this Agreement, except that references therein to “this Agreement” will be construed as references to this Agreement.

1.3	Third Party Rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement except that each Finance Party shall be able to enforce and enjoy the benefit of any term or condition of this Agreement and the provisions of the Contracts (Rights of Third Parties) Act 1999 which shall apply.

1.4	Finance Document

This Agreement is designated as a Finance Document by the Agent and the Company (acting as agent for the Obligors).

2.	AMENDMENTS TO THE FACILITIES AGREEMENT

2.1	Amended Facilities Agreement

With effect from the Effective Date, the Facilities Agreement shall be amended and restated so that it shall be read and construed for all purposes as set out in Schedule 1 (Amended Facilities Agreement).

2.2	Disapplication of deed of undertaking relating to Revolving Facility Loans using GBP

With effect from the Effective Date, the Company, on behalf of itself and as Obligors’ Agent revokes the deed of undertaking relating to Revolving Facility Loans using GBP dated 13 September 2021 and entered into by the Company.

2.3	Continuing obligations

Save as expressly set out in this Agreement:

(a)	the provisions of the Facilities Agreement and the other Finance Documents shall continue in full force and effect;

(b)

nothing in this Agreement shall constitute or be construed as a waiver or compromise of any other term or condition of the Finance Documents or any of the Finance Parties’ rights in relation to them which for the avoidance of doubt shall continue to apply in full force and effect; and

(c)

for the avoidance of doubt, notwithstanding the amendment and restatement of the Facilities Agreement pursuant to this Agreement, from the Effective Date, the Additional Facility Notice dated on or around the date of this Agreement between, among others, the Company, the Agent and the Additional Revolving Facility Lenders (as defined therein) (and, in each case, the related Finance Documents thereto) shall continue in full force and effect as if established pursuant to and in accordance with the terms of the Amended Facilities Agreement.

2.4	Guarantee Confirmation

The Company, on behalf of itself and as Obligors’ Agent on behalf of each Guarantor confirms that, with effect from (and including) the Effective Date, the guarantees and indemnities set out in Clause 23 (Guarantees and Indemnity) of the Amended Facilities Agreement shall (a) continue to apply in full force and effect in respect of its obligations under the Finance Documents, and (b) extend to any and all of its new obligations under the Finance Documents arising from the amendments effected by this Agreement, subject in each case to the Guarantee Limitations and the Agreed Security Principles.

2.5	Security Confirmation

The Company, on behalf of itself and each Obligor confirms that, with effect from (and including) the Effective Date, subject to the Guarantee Limitations and the Agreed Security Principles:

(a)

each Obligor’s liabilities and obligations (including any increase thereof) arising under the Amended Facilities Agreement (including as amended and/or supplemented by any Additional Facility Notice) and the Finance Documents shall form part of (but do not limit) the “Liabilities” and “Secured Obligations” (as applicable) as defined in each Transaction Security Document to which the Company or each Obligor (as applicable) is a party (including by incorporation);

(b)

any Security created by it and each Obligor under the Transaction Security Documents extends to the liabilities and obligations (and any increase thereof) of the Obligors under the Finance Documents (including the Amended Facilities Agreement as amended and/or supplemented by any Additional Facility Notice); and

(c)	the Security created under each Transaction Security Document, continues in full force and effect under the terms of the relevant Transaction Security Documents.

3.	MISCELLANEOUS

3.1	Counterparts

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

3.2	Governing Law and Enforcement

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law, except for Clause 2.5 (Security Confirmation) hereof, to the extent it refers to the Security and the Transaction Security Documents governed by Luxembourg law, that shall be governed by Luxembourg law and Clause 45.1 (Jurisdiction of English courts) of the Amended Facilities Agreement shall apply to this Agreement as though it was set out in full in this Agreement, except that references therein to “this Agreement” will be construed as references to this Agreement, except for Clause 2.5 (Security Confirmation) hereof, to the extent it refers to the Security and the Transaction Security Documents governed by Luxembourg law, that shall be submitted to the courts of the district of Luxembourg City.

IN WITNESS whereof this Agreement has been duly executed on the date first above written.

SCHEDULE 1

AMENDED FACILITIES AGREEMENT

EXECUTION VERSION

Dated       17 November 2020

(as amended and restated by an amendment and restatement agreement dated

                        2022)

SENIOR FACILITIES AGREEMENT

SPORTRADAR MANAGEMENT LTD

(as the Company)

arranged by

J .P. MORGAN SECURITIES PLC, CITIGROUP GLOBAL MARKETS LIMITED, CREDIT SUISSE INTERNATIONAL, GOLDMAN SACHS BANK USA,

UBS AG, LONDON BRANCH and UBS SWITZERLAND AG

(as Mandated Lead Arrangers)

with

J .P. MORGAN ~~AG~~SE

(as Agent)

and

~~LUCID~~KROLL TRUSTEE SERVICES LIMITED

(formerly Lucid Trustee Services Limited) (as Security Agent)

KIRKLAND & ELLIS INTERNATIONAL LLP

30 St. Mary Axe
London EC3A 8AF

Tel: +44 (0)20 7469 2000

Fax: +44 (0)20 7469 2001

www.kirkland.com

Project SR: A&R Senior Facilities Agreement

TABLE OF CONTENTS

Page

1.	Definitions and Interpretation	1
2.	The Facilities	7~~1~~6
3.	Purpose	8~~2~~7
4.	Conditions of Utilisation	8~~3~~8
5.	Utilisation – Loans	~~88~~93
6.	Utilisation – Letters of Credit	9~~0~~5
7.	Letters of Credit	~~96~~102
8.	Optional Currencies	10~~2~~7
9.	Ancillary Facilities	10~~2~~7
10.	Repayment	1~~15~~20
11.	Illegality, Voluntary Prepayment and Cancellation	1~~18~~23
12.	Mandatory Prepayment	12~~2~~7
13.	Restrictions	1~~29~~35
14.	Interest	13~~0~~6
15.	Interest Periods	1~~32~~40
16.	Changes to the Calculation of Interest	143~~5~~
17.	Fees	1~~36~~45
18.	Taxes	14~~1~~9
19.	Increased Costs	165~~7~~
20.	Other Indemnities	16~~0~~8
21.	Mitigation by the Lenders	1~~63~~71
22.	Costs and Expenses	1~~63~~72
23.	Guarantees and Indemnity	1~~64~~73
24.	Representations and Warranties	1~~72~~80
25.	Information Undertakings	187~~9~~
26.	Financial Covenant	1~~86~~95
27.	General Undertakings	2~~04~~13
28.	Events of Default	221~~2~~
29.	Changes to the Lenders	2~~19~~28
30.	Debt Purchase Transactions	2~~31~~40
31.	Changes to the Obligors	2~~36~~45
32.	Role of the Agent, the Mandated Lead Arrangers, the Issuing Bank and Others	2~~42~~51
33.	Conduct of Business by the Finance Parties	2~~54~~63
34.	Sharing among the Finance Parties	2~~5~~64
35.	Payment Mechanics	265~~6~~
36.	Set-Off	26~~0~~9
37.	Notices	2~~61~~70
38.	Calculations and Certificates	2~~64~~73
39.	Partial Invalidity	2~~65~~74
40.	Remedies and Waivers	2~~65~~74
41.	Amendments and Waivers	2~~65~~74
42.	Confidentiality	287~~7~~
43.	Acknowledgement Regarding Any Supported QFCS	2~~8~~92
44.	Counterparts	2~~8~~93
45.	Governing Law	2~~84~~93

i	Project SR: A&R Senior Facilities Agreement

46.	Enforcement	2~~84~~93
SCHEDULE 1 The Original Parties		2~~86~~95
SCHEDULE 2 Conditions Precedent		2~~88~~97
SCHEDULE 3 Requests and Notices		~~294~~303
SCHEDULE 4 Form of Transfer Certificate		310~~1~~
SCHEDULE 5 Form of Assignment Agreement		3~~06~~15
SCHEDULE 6 Form of Accession Deed		3~~11~~20
SCHEDULE 7 Form of Resignation Letter		3~~15~~24
SCHEDULE 8 Forms of Compliance Certificate		3~~17~~26
SCHEDULE 9 Timetables		32~~0~~9
SCHEDULE 10 Form of Letter of Credit		3~~24~~33
SCHEDULE 11 Agreed Security Principles		3~~27~~36
SCHEDULE 12 Form of Increase Confirmation		3~~38~~47
SCHEDULE 13 Forms of Notifiable Debt Purchase Transaction Notice		3~~42~~51
SCHEDULE 14 Forms of Additional Facility Notifications		3~~44~~53
SCHEDULE 15 Information Undertakings		35~~0~~9
SCHEDULE 16 General Undertakings		3~~53~~62
SCHEDULE 17 Events of Default		4~~05~~14
SCHEDULE 18 Certain New York Law Defined Terms		4~~08~~17
SCHEDULE 19 Compounded Rate Terms		480
SCHEDULE 20 Daily Non-Cumulative Compounded RFR Rate		483

ii	Project SR: A&R Senior Facilities Agreement

THIS AGREEMENT is dated      ~~November~~17 November 2020 (as amended and restated by an amendment and restatement agreement dated September 202~~0~~2).

BETWEEN:

(1)

SPORTRADAR MANAGEMENT LTD, a private limited liability company incorporated under the laws of Jersey, registered with the Jersey Companies Registry under number 132409 and having its registered office at Aztec Group House, 11-15 Seaton Place, St Helier JE4 0QH, Jersey (the Company);

(2)

SPORTRADAR CAPITAL S.À R.L., a private limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg, registered with the Commercial Register under number RCS B247717 and having its registered office at 1~~A~~B, Heienhaff, L-1736 Senningerberg, Grand-Duchy of Luxembourg as original borrower (the Original Borrower);

(3)	THE ENTITIES listed in Part I (The Original Obligors) of Schedule 1 (The Original Parties) as original guarantors (the Original Guarantors);
(4)	J .P. MORGAN SECURITIES PLC, CITIGROUP GLOBAL MARKETS LIMITED, CREDIT SUISSE INTERNATIONAL, GOLDMAN SACHS BANK USA, UBS AG, LONDON BRANCH and UBS SWITZERLAND AG (the Mandated Lead Arrangers);
(5)	THE FINANCIAL INSTITUTIONS listed in Part II (The Original Lenders) of Schedule 1 (The Original Parties) as Lenders (the Original Lenders);
(6)	J .P. MORGAN ~~AG~~SE as agent of the other Finance Parties (the Agent); and
(7)	~~LUCID~~KROLL TRUSTEE SERVICES LIMITED (formerly, Lucid Trustee Services Limited) as security agent for the Secured Parties (the Security Agent).

IT IS AGREED as follows:

1.DEFINITIONS AND INTERPRETATION

1.1Definitions

In this Agreement:

Acceptable Bank means:

(a)

a bank or financial institution which has a long term unsecured credit rating of at least BBB- by S&P or Fitch or at least Baa3 by Moody’s or a comparable rating from an internationally recognised credit rating agency, or any bank or financial institution which (having previously satisfied such requirement) ceases to satisfy the foregoing ratings requirement for a period of not more than three (3) Months;

(b)	any Finance Party or any Affiliate of a Finance Party;

1	Project SR: ~~Precedent~~ A&R Senior Facilities Agreement

Acquired Person or Asset means:

(a)	a person or any of its Subsidiaries that becomes a Restricted Subsidiary after the Closing Date;
(b)	a person that merges with or into or consolidates or otherwise combines with any Restricted Subsidiary after the Closing Date; or
(c)	assets of, or shares (or other ownership interests) in, any person listed in paragraphs (a) or (b) above, or otherwise acquired after the Closing Date.

Additional Borrower means a person which becomes a Borrower in accordance with Clause 31 (Changes to the Obligors).

Additional Business Day means, in relation to a Compounded Rate Currency, any day specified as such in the applicable Compounded Rate Terms.

Additional Facility means one or more additional facilities made available pursuant to Clause 2.2 (Additional Facilities) which are documented under this Agreement including as new or existing facility commitment(s) and/or as an additional tranche or class of, or an increase of, or an extension of, any existing Facility or a previously incurred Additional Facility.

Additional Facility Borrower means any member of the Group which is specified as a borrower under an Additional Facility in the applicable Additional Facility Notice and which (a) is a Borrower under this Agreement or (b) accedes as an Additional Borrower in accordance with Clause 31 (Changes to the Obligors), unless, in each case, it has ceased to be a Borrower in accordance with Clause 31 (Changes to the Obligors).

Additional Facility Commencement Date means in respect of an Additional Facility, the date, as elected by the Obligors’ Agent, specified as the Additional Facility Commencement Date (being any date when the relevant Additional Facility is committed or available for utilisation) in the Additional Facility Notice relating to that Additional Facility.

Additional Facility Commitment means:

(a)

in relation to an Additional Facility Lender, the amount in the Base Currency set out in each Additional Facility Notice signed by that Additional Facility Lender and the amount of any other Additional Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Additional Facilities) or Clause 2.3 (Increase); and

(b)

in relation to any other Lender, the amount in the Base Currency of any Additional Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Additional Facilities) or Clause 2.3 (Increase), to the extent:

3	Project SR: ~~Precedent~~ A&R Senior Facilities Agreement

(a)

in relation to a Utilisation of a Facility, the amount specified in the Utilisation Request delivered by a Borrower for that Utilisation (or, if the amount requested is not denominated in the Base Currency for that Facility, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three (3) Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request in accordance with the terms of this Agreement);

(b)

in relation to an Ancillary Commitment, Fronted Ancillary Commitment or Fronting Ancillary Commitment, the amount specified as such in the notice delivered to the Agent by the Obligors’ Agent pursuant to Clause 9.2 (Availability) (or, if the amount specified is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three (3) Business Days before the Ancillary Commencement Date for that Ancillary Facility or Fronted Ancillary Facility or, if later, the date the Agent receives the notice of the Ancillary Commitment or Fronted Ancillary Commitment and Fronting Ancillary Commitment in accordance with the terms of this Agreement); and

(c)

in relation to an Additional Facility Commitment, the amount specified as such in the Additional Facility Notice delivered to the Agent by the Obligors’ Agent pursuant to Clause 2.2 (Additional Facilities) (or, if the amount specified is not denominated in the Base Currency, that amount of the Additional Facility converted into the Base Currency at the spot rate of exchange on the relevant date (as elected and determined by the Obligors’ Agent acting reasonably) and notified to the Agent or if the Obligors’ Agent has not notified to the Agent, such conversion rate at the Agent’s Spot Rate of Exchange on the date which is three (3) Business Days before the Additional Facility Commencement Date for that Additional Facility or, if later, the Applicable Test Date in relation thereto), as adjusted to reflect any repayment, prepayment, consolidation or division of a Utilisation, or utilisation under an Ancillary Facility or Fronted Ancillary Facility or (as the case may be) cancellation or reduction of an Ancillary Facility or Fronted Ancillary Facility.

Benchmark Rate Change has the meaning given to that term in paragraph (a) of Clause 14.6 (Replacement of Screen Rate).

Board of Directors means:

(a)	with respect to the Company or any company or corporation, the board of directors or managers, as applicable, of that company or corporation, or any duly authorised committee thereof;
(b)

with respect to any limited liability company, the sole member, sole manager, board of managers or other governing body, as applicable, of that limited liability company, or any duly authorised committee thereof;

(c)	with respect to any partnership, the board of directors or other governing body of the general partner of that partnership or any duly authorised committee

14	Project SR: ~~Precedent~~ A&R Senior Facilities Agreement

thereof, except if a manager or a board of managers have been appointed in accordance with the constitutional documents of such partnership, in which case paragraph (a) above shall apply; and

(d)	with respect to any other person, the board or any duly authorised committee of that person serving a similar function.

Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall, subject to any specific limitations and/or requirements by law or regulation or as set out in the constitutional documents of the relevant person, be deemed to have been taken or made if approved by a majority of the directors, managers, governing body or committee or equivalent (excluding employee representatives, if any) on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting (or equivalent) or as a formal board approval (or equivalent)).

Borrower means:

(a)	in the case of Facility B, a Facility B Borrower;
(b)	in the case of a Revolving Facility, a Revolving Facility Borrower;
(c)	in the case of an Additional Facility, the relevant Additional Facility Borrower(s); and
(d)

in the case of an Ancillary Facility only, any Affiliate of a Borrower that becomes a borrower of that Ancillary Facility with the approval of the relevant Ancillary Lender pursuant to Clause 9.9 (Affiliates of Borrowers).

Break Costs means, in respect of any Term Rate Loan (other than any Term Loan denominated in USD), the amount (if any) by which:

(a)

EURIBOR or ~~LIBOR~~Term SOFR (as applicable), if positive and disregarding any interest rate floor, which a Lender should have received, for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)

the amount (if positive) which that Lender would be able to obtain by placing an amount equal to the principal amount of that Loan or Unpaid Sum received by it on deposit with a leading bank in the Relevant ~~Interbank~~ Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

Bridging Debt means any Indebtedness which is incurred with an initial maturity of or about one (1) year or less:

15	Project SR: ~~Precedent~~ A&R Senior Facilities Agreement

(a)	as interim indebtedness to be refinanced by long term indebtedness which is not prohibited by the terms of this Agreement;
(b)

as a bridge to the incurrence of any other indebtedness which is not prohibited by the terms of this Agreement which is in the form of bonds, notes or other equivalent security issuance, and which shall be repaid in full with the proceeds of such bonds, notes or other equivalent securities; and/or

(c)

converted or exchanged on or about (or prior to) one (1) year from the incurrence of the relevant Bridging Debt on terms customary for an instrument of this type into term loans or other bonds, notes or other equivalent securities.

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Luxembourg, Jersey, New York and Zurich and:

(a)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency;
(b)	(in relation to any date for payment or purchase of euro) any TARGET Day; ~~and~~
(c)	(in relation to any date for payment by a Borrower (other than a Borrower incorporated in England and Wales or Luxembourg)) in that Borrower’s jurisdiction of incorporation,; and
(d)

(in relation to any date for payment or purchase of a Compounded Rate Currency, or in relation to the determination of the length of an Interest Period or a Lookback Period for an amount in a Compounded Rate Currency), an Additional Business Day relating to that currency, provided that, for the purposes of any Utilisation in connection with a payment due under an acquisition document in respect of a Permitted Acquisition, the Obligors~~’~~’ Agent may elect by notice to the Agent that any day which is a ~~“~~“business day~~”~~“ (or any equivalent term) under that acquisition document shall also constitute a Business Day under the Finance Documents.

Capital Stock has the meaning given to that term in Schedule 18 (Certain New York Law Defined Terms).

Cash Equivalent Investments means, at any time when held by a member of the Group, any Cash Equivalents (as defined in Schedule 18 (Certain New York Law Defined Terms) and (without double counting)):

(a)

debt securities or other investments in marketable debt obligations issued or guaranteed by the United States of America, the United Kingdom, Switzerland, Japan, any member state of the European Union, Australia or any agency thereof and having not more than one year to final maturity;

(b)	certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;

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Central Bank Rate, in relation to a Compounded Rate Currency, has the meaning given to that term in the applicable Compounded Rate Terms.

CEO means the chief executive officer of the Group or, if no chief executive officer is appointed, such other person fulfilling the functions of chief executive officer of the Group.

Certain Funds Entities means the Company and (to the extent any Major Default, Major Representation and/or Major Undertaking (as applicable) applies to it only) Topco.

Certain Funds Period means the period beginning on (and including) the date of this Agreement and ending at 11.59 p.m. (in London) on the date falling ten (10) Business Days after the Closing Date, as such time and date may be extended from time to time with the consent of the Mandated Lead Arrangers (each acting reasonably and in good faith).

Certain Funds Utilisation means a Utilisation made or to be made during the Certain Funds Period.

CFO means the chief financial officer or finance director of the Group or, if no chief financial officer or finance director is appointed, such other person fulfilling the functions of chief financial officer or finance director of the Group.

Change of Control has the meaning given to that term in Clause 12.1 (Exit and Listing).

Charged Property has the meaning given to that term in the Intercreditor Agreement.

Clean-Up Period has the meaning given to it in Clause 28.7 (Clean-up Period).

Closing Date means the date on which the first utilisation of Facility B occurs.

Closing Overfunding means the aggregate amount invested in the Company by way of Equity Contribution on or around the Closing Date and identified as “Closing Overfunding” or similar in the Funds Flow Statement, plus the amount of cash on the balance sheet of the Group as at the Closing Date, as certified by the Obligors’ Agent to the Agent following the Closing Date or otherwise in the first Compliance Certificate delivered under the terms of this Agreement to the extent Not Otherwise Applied.

Commitment means a Facility B Commitment, an Original Revolving Facility Commitment and an Additional Facility Commitment.

Compliance Certificate means an Annual Compliance Certificate or a Quarterly Compliance Certificate.

Compounded Rate Currency means:

(a)Sterling; and

18	Project SR: ~~Precedent~~ A&R Senior Facilities Agreement

(b)any currency in respect of which there are Compounded Rate Terms for such currency.

Compounded Rate Interest Payment means, in relation to a Compounded Rate Currency, the aggregate amount of interest that:

(a)relates to a Compounded Rate Loan in that Compounded Rate Currency; and

(b)has, or is scheduled to become, payable during the applicable Interest Period.

Compounded Rate Loan means in relation to a Compounded Rate Currency, any Loan or, if applicable, Unpaid Sum which is denominated in that Compounded Rate Currency.

Compounded Rate Supplement means, in relation to a currency, a document which:

(a)	is notified by the Company to the Agent and (unless otherwise agreed between the Company and the Majority Lenders) either:
(i)	the Agent has made a Prevailing Market Determination; or
(ii)	no Super Majority Lender Objection has occurred and is continuing; and
(b)

sets out, for that currency, the relevant terms and provisions relating to an alternative benchmark rate, base rate or reference rate (New Rate) and setting out any amendment or waiver of the terms of this Agreement or other Finance Documents for that New Rate, including making appropriate adjustments for basis, duration, time and periodicity for determination of that New Rate for any Interest Period and making other consequential and/or incidental changes.

Compounded Rate Terms means, in relation to:

(a)a currency;

(b)a Loan or an Unpaid Sum in that currency;

(c)	an Interest Period for such a Loan or Unpaid Sum (or other period for the accrual of commission or fees in respect of that currency); or
(d)	any term of this Agreement relating to the determination of a rate of interest in relation to such a Loan or Unpaid Sum,

in respect of Sterling, the terms set out in the relevant part of Schedule 19 (Compounded Rate Terms) (or the Latest Compounded Rate Supplement relating to Sterling, as applicable, then in effect) and, for any other currency, the terms set out in the Latest Compounded Rate Supplement relating to such currency then in effect, or as otherwise agreed pursuant to Clause 14.6 (Replacement of Screen Rate).

Compounded Reference Rate means, in relation to a Compounded Rate Currency, for any applicable RFR Banking Day during the Interest Period of a Compounded Rate

19	Project SR: ~~Precedent~~ A&R Senior Facilities Agreement

Loan in that Compounded Rate Currency, the percentage rate per annum which is the applicable Daily Non-Cumulative Compounded RFR Rate for that RFR Banking Day.

Confidential Information means all information relating to Topco, any Obligor, the Group, the Investors, the Transaction Documents or a Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:

(a)	Topco, any member of the Group, any Investor or any of their respective advisers; or
(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from Topco, any member of the Group, any Investor or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 42 (Confidentiality);
(ii)	is identified in writing at the time of delivery as non confidential by Topco, any member of the Group or any of its advisers; or
(iii)

is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with Topco or the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

Confidentiality Undertaking means a confidentiality undertaking substantially in a recommended form of the LMA on the date of this Agreement or in any other form agreed between the Obligors’ Agent and the Agent, and in any case capable of being relied upon by, and not capable of being materially amended without the consent of, the Obligors’ Agent.

Consolidated EBITDA has the meaning given to that term in Clause 26.1 (Financial definitions).

Consolidated Financial Interest Expenses has the meaning given to that term in Clause 26.1 (Financial definitions).

Consolidated Pro Forma EBITDA has the meaning given to that term in Clause 26.1 (Financial definitions).

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Consolidated Senior Secured Net Debt has the meaning given to that term in Clause 26.1 (Financial definitions).

Consolidated Senior Secured Net Leverage Ratio has the meaning given to that term in Schedule 18 (Certain New York Law Defined Terms).

Consolidated Total Net Leverage Ratio has the meaning given to that term in Schedule 18 (Certain New York Law Defined Terms).

Constitutional Documents means the constitutional documents of the Company. Controlled Debt means Indebtedness arising under a facility which is:

(a)	an Additional Facility which is a euro-denominated term loan facility incurred after the Closing Date; or
(b)

a broadly syndicated, floating rate and euro-denominated term loan facility incurred after the Closing Date pursuant to paragraphs (b)(i)(B) or (b)(i)(C) of Section 1 (Limitation on Indebtedness) of Schedule 16 (General Undertakings),

and, in each case, is:

(i)

secured only on the Transaction Security and subject to the Intercreditor Agreement as Senior Secured Liabilities (as defined in the Intercreditor Agreement) (for the avoidance of doubt, ranking pari passu with Facility B); and

(ii)	not Bridging Debt.

CTA means the UK Corporation Tax Act 2009.

Daily Rate means, in relation to a Compounded Rate Currency, the rate specified as such in the applicable Compounded Rate Terms.

Daily Non-Cumulative Compounded RFR Rate means, in relation to any applicable RFR Banking Day during an Interest Period for a Compounded Rate Loan in a Compounded Rate Currency, (i) (in the case of Sterling) the percentage rate per annum determined by the Agent (or by any other Finance Party which agrees with the Company to determine that rate in place of the Agent) in accordance with the methodology set out in Schedule 20 (Daily Non-Cumulative Compounded RFR Rate); or the Latest Compounded Rate Supplement in relation thereto then in effect; or (ii) (in the case of any other currency) determined by the relevant person and in accordance with the relevant methodology as set out in the applicable Latest Compounded Rate Supplement then in effect.

Debt Purchase Transaction means, in relation to a person, a transaction where such person:

(a)purchases by way of assignment or transfer;

21	Project SR: ~~Precedent~~ A&R Senior Facilities Agreement

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

EBITDA based basket has the meaning given to that term in paragraph (a) of Clause 1.5 (Baskets and Basket Testing).

Effective Yield means, in respect of any Indebtedness, the sum of (without double counting):

(a)	the EURIBOR, Term SOFR or other benchmark floor, if any, with respect to the such Indebtedness on the date of determination;
(b)

the interest rate margin with respect to such Indebtedness on the date of determination, provided that in determining the Effective Yield applicable to Facility B in the case of any MFN Facility, the relevant interest rate margin shall be the higher of:

(i)	the highest actual Margin for Facility B under this Agreement as at the Closing Date; and
(ii)	the highest actual or potential Margin for Facility B under this Agreement as at the Applicable Test Date; and
(c)

the amount of any applicable original issue discount and upfront fees paid on the such Indebtedness (converted to yield assuming a three-year average life and without any present value discount) but excluding the effect of any arrangement, structuring, syndication, underwriting or other fees payable in connection therewith that are not shared with all lenders or holders of such new or replacement loans.

Election Option has the meaning given to that term in paragraph (d)(i) of the definition of ~~“~~“IFRS~~”~~“.

Equity Contribution has the meaning given to that term in Clause 26.1 (Financial definitions).

Equity Documents means the Constitutional Documents and any document evidencing an Equity Contribution as described in paragraph (b) of the definition of “Equity Contribution”.

EURIBOR means, in relation to any Term Rate Loan in euro:

(a)the applicable Screen Rate;

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the Interpolated Screen Rate for that Loan; or

(c)if:

(i)no Screen Rate is available for the Interest Period of that Loan; and

24	Project SR: ~~Precedent~~ A&R Senior Facilities Agreement

(ii)it is not possible to calculate an Interpolated Screen Rate for that Loan,

the Reference Bank Rate,

as of, in the case of paragraphs (a) and (c) above, the Specified Time on the Quotation Day for euro and for a period equal in length to the Interest Period of that Loan and, if any such rate applicable to:

(A)	a Facility B Loan or an Original Revolving Facility Loan is below zero, EURIBOR for such Loan will be deemed to be zero; and
(B)

an Additional Facility Loan denominated in euro is below any percentage agreed with the relevant Additional Facility Lenders in the Additional Facility Notice for those Additional Facility Commitments, EURIBOR will be deemed to be such percentage rate specified in such Additional Facility Notice.

Event of Default means any event or circumstance specified as such in Clause 28 (Events of Default).

Excess Cash Flow has the meaning given to that term in Clause 26.1 (Financial definitions).

Excess Cash Flow De Minimis means, in relation to a Financial Year, the aggregate of:

(a)	€20.5 million or, if higher, an amount equal to 25% of LTM EBITDA; and
(b)	the Carry Forward Excess Cash Amount (as defined in Clause 12.2 (Excess Cash Flow)) for the previous Financial Year.

Exchange Act has the meaning given to that term in Schedule 18 (Certain New York Law Defined Terms).

Excluded Jurisdiction has the meaning given to that term in paragraph 6 (Excluded Jurisdictions) of Schedule 11 (Agreed Security Principles).

Existing Debt means the outstanding Indebtedness (and any interest, coupon, premia, fees, costs or expenses accrued or accruing thereon, including after the Closing Date) under (i) any Existing Debt Document and (ii) any hedging agreement or related or ancillary agreement entered into in connection with any Existing Debt Document which, in each case, are to be terminated and repaid or redeemed on or about the Closing Date as set out in the Funds Flow Statement.

Existing Debt Documents means the Existing Senior Facilities Agreement and the ~~“~~“Finance Documents~~”~~“ thereunder.

Existing Lender has the meaning given to that term in Clause 29.2 (Assignments and Transfers by Lenders).

25	Project SR: ~~Precedent~~ A&R Senior Facilities Agreement

(Interest, commission and fees on Ancillary Facilities and Fronted Ancillary Facilities) of this Agreement or under or in relation to any other Finance Document and designated therein as a “Fee Letter”.

Finance Document means this Agreement, any Accession Deed, any Ancillary Document, any Compliance Certificate, any Fee Letter, each Increase Confirmation, each Additional Facility Notice and Additional Facility Lender Accession Notice, the Intercreditor Agreement, any Resignation Letter, any Selection Notice, any Debt Transfer Notice, any Transaction Security Document, any Utilisation Request, in relation to any currency, the Latest Compounded Rate Supplement then in effect for each applicable currency, and any other document designated as a Finance Document by the Agent and the Obligors’ Agent.

Finance Party means the Agent, each Mandated Lead Arranger, the Security Agent, a Lender, the Issuing Bank, or any Ancillary Lender, Fronting Ancillary Lender or Fronted Ancillary Lender.

Financial Quarter has the meaning given to that term in Clause 26.1 (Financial definitions).

Financial Statements means Annual Financial Statements or Quarterly Financial Statements.

Financial Year has the meaning given to that term in Clause 26.1 (Financial definitions).

Fitch has the meaning given to that term in Schedule 18 (Certain New York Law Defined Terms).

Fixed Charge Coverage Ratio has the meaning given to that term in Schedule 18 (Certain New York Law Defined Terms).

Fronted Ancillary Commitment means, in relation to a Fronted Ancillary Lender and a Fronted Ancillary Facility, the maximum Base Currency Amount of the Revolving Facility Commitment of that Fronted Ancillary Lender that is fronted under the Fronted Ancillary Facility as notified by the Fronting Ancillary Lender to the Agent pursuant to Clause 9.2 (Availability), such Fronted Ancillary Portion being equal to the proportion borne by that Fronted Ancillary Lender’s Available Commitment to the Available Facility (in each case in relation to the applicable Revolving Facility) on the date of such notification, to the extent that amount is not cancelled or reduced under this Agreement or the Ancillary Documents relating to that Fronted Ancillary Facility.

Fronted Ancillary Lender has the meaning given to that term in Clause 9.2 (Availability).

Fronted Ancillary Facility has the meaning given to that term in Clause 9.2 (Availability).

Fronted Ancillary Facility Fee has the meaning given to that term in Clause 17.6 (Interest, commission and fees on Ancillary Facilities and Fronted Ancillary Facilities).

28	Project SR: ~~Precedent~~ A&R Senior Facilities Agreement

Interest Period means, in relation to a Loan, each period determined in accordance with Clause 15 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause ~~14.3~~ 14.4 (Default interest).

Internal Revenue Code means the US Internal Revenue Code of 1986, as amended.

Interpolated Screen Rate means, in relation to EURIBOR ~~or LIBOR~~ for any Term Rate Loan (other than a USD Term Rate Loan), the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and
(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time for the currency of that Loan.

Interpolated Term SOFR means, in relation to the applicable Term SOFR for any USD Term Rate Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between

(a)either:

(i)	the most recent applicable Term SOFR for the longest period (for which Term SOFR is available) which is less than the Interest Period of that Loan; or
(ii)	if no such Term SOFR is available for a period which is less than the Interest Period of that USD Term Rate Loan, then the most recent applicable SOFR;
(b)	the most recent applicable Term SOFR for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time for the currency of that Loan.

Investment has the meaning given to that term in Schedule 18 (Certain New York Law Defined Terms).

Investors means the Initial Investors and any other person holding (directly or indirectly) any issued share capital of the Company from time to time.

Investor Affiliate means (i) any Investor and each of its Affiliates, (ii) any sponsor, limited partnerships or entities managed or advised by an Investor or any of its Affiliates, (iii) any trust of an Investor or any of its Affiliates or any of its direct or indirect Subsidiaries or in respect of which any such persons are a trustee, (iv) any partnership of an Investor or any of its Affiliates or in respect of which any such persons are a partner and (v) any trust, fund or other entity which is managed by, or is under the control of, an Investor or any of its Affiliates, but excluding (in each case) (A) any fund or entity that is affiliated with or managed and/or advised by any

34	Project SR: ~~Precedent~~ A&R Senior Facilities Agreement

Investor where the principal business of such affiliated fund or entity is investing in debt, (B) any Unrestricted Subsidiary; and (C) any member of the Group.

IPO Proceeds means the cash proceeds received by members of the Group or any Holding Company of the Company from a Listing or a primary issue of shares in connection with such a Listing, after deducting:

(a)

all taxes incurred and required to be paid or reserved against (as reasonably determined by the Obligors’ Agent on the basis of their existing rates) by the seller in relation to a Listing (including any Taxes incurred as a result of the transfer of any cash consideration intra-Group);

(b)

fees, costs and expenses (including, for the avoidance of doubt, reasonable legal fees, reasonable agents’ commission, reasonable auditors’ fees, reasonable out of pocket reorganisation costs (including redundancy, closure and other restructuring costs, both preparatory to, and in consequence of, a Listing));

(c)

any amount required to be applied in repayment or prepayment of any Indebtedness other than the Facilities (including to an entity the subject of a disposal, amounts to be repaid or prepaid to the entity disposed of in respect of intra-Group indebtedness and any third party debt secured on the assets disposed of which is to be repaid or prepaid out of those proceeds) or amounts owed to partners in permitted joint ventures as a consequence of that Listing; and

any reasonable amounts retained to cover indemnities, contingent and other liabilities in connection with the Listing.

Issuing Bank means any Lender which has notified the Agent that it has agreed to the Obligors’ Agent’s request to be an Issuing Bank pursuant to the terms of this Agreement (and if more than one Lender has so agreed, such Lenders shall be referred to, whether acting individually or together, as the Issuing Bank), provided that, in respect of a Letter of Credit issued or to be issued pursuant to the terms of this Agreement, the Issuing Bank shall be the Issuing Bank which has issued or agreed to issue that Letter of Credit.

ITA means the UK Income Tax Act 2007.

L/C Proportion means, in relation to a Revolving Facility Lender in respect of any Letter of Credit, the proportion (expressed as a percentage) borne by that Lender’s Available Commitment to the relevant Available Facility (in each case) under a Revolving Facility immediately prior to the issue of that Letter of Credit, adjusted to reflect any assignment or transfer under this Agreement to or by that Lender, including pursuant to Clause 9.11 (Adjustments required in relation to Ancillary Facilities).

Latest Compounded Rate Supplement means, in relation to a currency, the most recent Compounded Rate Supplement (if any) for which the condition in paragraph

35	Project SR: ~~Precedent~~ A&R Senior Facilities Agreement

(a) of the definition of “Compounded Rate Supplement” in relation to such currency is satisfied.

Legal Opinion means any legal opinion delivered to the Agent under Clause 4.1 (Initial conditions precedent) or under Clause 31 (Changes to the Obligors) or at any other time in connection with the Finance Documents.

Legal Reservations means:

(a)

the principle that certain remedies (including equitable remedies and remedies that are analogous to equitable remedies in the applicable jurisdiction) may be granted or refused at the discretion of the court, the principles of reasonableness and fairness, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and secured creditors and similar principles or limitations under the laws of any applicable jurisdiction;

(b)

the time barring of claims under applicable limitation laws (including the Limitation Acts) and defences of acquiescence, set-off or counterclaim and the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of stamp duty may be void and defences of set-off, counterclaim or acquiescence and similar principles or limitations under the laws of any applicable jurisdiction;

(c)

the principle that in certain circumstances Security granted by way of fixed charge may be recharacterised as a floating charge or that Security purported to be constituted as an assignment may be recharacterised as a charge;

(d)	the principle that additional or default interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;
(e)	the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;
(f)

the principle that the creation or purported creation of Security over (i) any asset not beneficially owned by the relevant charging company at the date of the relevant security document or (ii) any contract or agreement which is subject to a prohibition on transfer, assignment or charging, may be void, ineffective or invalid and may give rise to a breach of the contract or agreement over which Security has purportedly been created;

(g)	the possibility that a court may strike out a provision of a contract for rescission or oppression, undue influence or similar reason;
(h)	the principle that a court may not give effect to any parallel debt provisions, covenants to pay the Security Agent or other similar provisions;

36	Project SR: ~~Precedent~~ A&R Senior Facilities Agreement

(i)	the principle that certain remedies in relation to regulated entities may require further approval from government or regulatory bodies or pursuant to agreements with such bodies;
(j)	similar principles, rights and defences under the laws of any relevant jurisdiction;
(k)	the principles of private and procedural laws of the Relevant Jurisdiction which affect the enforcement of a foreign court judgment;
(l)

the principle that in certain circumstances pre-existing Security purporting to secure an Additional Facility, further advances or any Facility following a Structural Adjustment may be void, ineffective, invalid or unenforceable;

(m)	any other matters which are set out as qualifications or reservations (however described) as to matters of law in the Legal Opinions; and
(n)	mandatory provisions (lois de police) of Luxembourg or other applicable law.

Lender means:

(a)	an Original Lender; or
(b)

any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with Clause 2.2 (Additional Facilities), Clause 2.3 (Increase) or Clause 29 (Changes to the Lenders),

which in each case has not ceased to be a Lender in accordance with the terms of this Agreement and provided that (among other things as provided by this Agreement) upon (i) termination in full of all Commitments of any Lender in relation to any Facility and (ii) payment in full of all amounts which are then due and payable to such Lender under that Facility, such Lender shall not be regarded as a Lender for that Facility for the purpose of determining whether any provision which requires consultation, consent, agreement or vote with any Lender (or any class thereof) has been complied with.

Letter of Credit means:

(a)	a letter of credit, substantially in the agreed form set out in Schedule 10 (Form of Letter of Credit) or in any other form requested by the Obligors’ Agent and agreed by the Issuing Bank; or
(b)	any guarantee, indemnity or other instrument in a form requested by a Borrower (or the Obligors’ Agent on its behalf) and agreed by the Issuing Bank.

Liabilities has the meaning given to that term in the Intercreditor Agreement.

~~LIBOR means, in relation to any Loan (other than for a Loan denominated in EUR):~~

~~(a)the applicable Screen Rate;~~

37	Project SR: ~~Precedent~~ A&R Senior Facilities Agreement

~~(b)~~	~~(if no Screen Rate is available for the currency or Interest Period of that Loan) the Interpolated Screen Rate for that Loan; or~~

~~(c)if:~~

~~(i)no Screen Rate is available for the currency or Interest Period of that Loan; and~~

~~(ii)it is not possible to calculate an Interpolated Screen Rate for that Loan,~~

~~the Reference Bank Rate,~~

~~as of, in the case of paragraphs (a) and (c) above, the Specified Time on the Quotation Day for the currency of that Loan and a period equal in length to the Interest Period of that Loan and if any such rate applicable to:~~

~~(A)~~	~~an Original Revolving Facility Loan is below zero, LIBOR for such Loan will be deemed to be zero; or~~
~~(B)~~

~~an Additional Facility Loan is below any percentage agreed with the relevant Additional Facility Lenders in the Additional Facility Notice for those Additional Facility Commitments, LIBOR will be deemed to be such percentage rate specified in such Additional Facility Notice.~~

Lien has the meaning given to that term in Schedule 18 (Certain New York Law Defined Terms).

Limitation Acts means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

Listing means the listing or the admission to trading of all or any part of the share capital of any member of the Group or any Holding Company (the only material assets of which are shares or other investments (directly or indirectly in the Group)) of a member of the Group (other than the Initial Investors) on any recognised investment exchange (as that term is used in the Financial Services and Markets Act 2000) or in or on any other exchange or market in any jurisdiction or country or any other sale or issue by way of listing, flotation or public offering or any equivalent circumstances in relation to any member of the Group or any such Holding Company of any member of the Group (other than the Initial Investors and their Holding Companies) in any jurisdiction or country.

LMA means the Loan Market Association.

Loan means a Term Loan or a Revolving Facility Loan.

Loan to Own/Distressed Investor means any person (including an Affiliate or a Related Fund of a Lender or any transferee which satisfies the requirements set out under paragraph (b) of Clause 29.3 (Conditions of assignment or transfer)) whose principal business or material activity is:

38	Project SR: ~~Precedent~~ A&R Senior Facilities Agreement

(a)	investing in distressed debt or the purchase of loans or other debt securities with the intention of (or view to) owning the equity or gaining control of a business (directly or indirectly);
(b)	investing in equity and/or acquiring control of, or an equity stake in, a business (directly or indirectly); and/or

(c)exploiting holdout or blocking positions,

provided that:

(i)

any Affiliate of such persons which are a deposit taking financial institution authorised by a financial services regulator to carry out the business of banking which holds a minimum rating equal to or better than BBB+ or Baa1 (as applicable) according to at least two of Moody’s, S&P or Fitch which are managed and controlled independently to any such person who meets any of the criteria referred to in sub-paragraphs (a) to (c) above and provided that any information made available under the Finance Documents shall not be disclosed or made available to such person or its other Affiliates; and

(ii)	any Original Lender,

shall not, in each case, be a Loan to Own/Distressed Investor.

Lookback Period means, in relation to a Compounded Rate Currency, the number of days specified as such in the applicable Compounded Rate Terms (or such other period as may be agreed by the Company and the Agent based on then prevailing market conventions).

LTM means last twelve Months.

LTM EBITDA has the meaning given to that term in Schedule 18 (Certain New York Law Defined Terms).

Luxembourg means the Grand Duchy of Luxembourg.

Luxembourg Borrower means a Borrower incorporated or organised in Luxembourg.

Luxembourg Guarantor means a Guarantor incorporated or organised in Luxembourg.

Luxembourg Obligor means a Luxembourg Borrower and/or a Luxembourg Guarantor.

Major Default means any event or circumstance constituting an Event of Default that is continuing under:

(a)paragraph (a) of Section 1 of Schedule 17 (Events of Default);

(b)paragraph (b) of Section 1 of Schedule 17 (Events of Default);

39	Project SR: ~~Precedent~~ A&R Senior Facilities Agreement

Certificate for that Relevant Period pursuant to Clause 25.2 (Provision and contents of Compliance Certificates), provided that in the event that any such Compliance Certificate is not delivered in accordance with Clause 25.2 (Provision and contents of Compliance Certificates) or does not set out (in reasonable detail) computations as to the calculation of the Margin, the Margin for each Loan under each of Facility B and the Original Revolving Facility shall be the highest percentage per annum set out above for a Loan under that Facility (or, in respect of any Additional Facility, the highest percentage rate per annum set out in the applicable Additional Facility Notice in respect of the relevant Additional Facility Commitments) until such time as a Compliance Certificate setting out (in reasonable detail) computations as to the calculation of the Margin is delivered;

(B)

if, following receipt by the Agent of the Annual Financial Statements and related Compliance Certificate, those statements and Compliance Certificate demonstrate that (1) the Margin should have been reduced in accordance with the above table or as indicated in the applicable Additional Facility Notice or (2) the Margin should not have been reduced or should have been increased in accordance with the above table or as indicated in the applicable Additional Facility Notice, the next payment of interest under the relevant Facility shall be adjusted in accordance with paragraph (b) of Clause ~~14.2~~ 14.3 (Payment of interest). The Agent’s determination (acting reasonably and in good faith) of the adjustments payable shall be prima facie evidence of such adjustments and the Agent shall, if so requested by the Obligors’ Agent, provide the Obligors’ Agent with reasonable details of the calculation of such adjustments;

(C)

while an Event of Default under any of paragraphs (a), (b), (c) (but only in relation to a failure to comply with paragraphs (b)(ii)(B) or (c)(ii)(B) (as applicable) of Clause 25.2 (Provision and contents of Compliance Certificates), in each case such that the Margin cannot be determined) or (e) of Section 1 of Schedule 17 (Events of Default) (a Margin Event of Default) is continuing, the Margin for each Loan under each of Facility B and the Original Revolving Facility shall be the highest percentage per annum set out above for a Loan under that Facility (or, in respect of any Additional Facility, the highest percentage rate per annum set out in the applicable Additional Facility Notice in respect of the relevant Additional Facility Commitments). Once that Margin Event of Default has been remedied or waived, the Margin for each Loan will be re- calculated on the basis of the most recently delivered Compliance Certificate and the terms of this definition “Margin” shall apply (on the assumption that on the date of the

44	Project SR: ~~Precedent~~ A&R Senior Facilities Agreement

Month means a period starting on one (1) day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)other than where paragraph (b) below applies:

(i)

~~(a)~~ (subject to paragraph ~~(c)~~ (iii) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(ii)	~~(b)~~ if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
(iii)

~~(c)~~ if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.; and

(b)

in relation to any Interest Period for any Loan (or any other period for the accrual of commission or fees) in a Compounded Rate Currency for which there are rules specified as “Business Day Conventions” in respect of that currency in the applicable Compounded Rate Terms, those rules shall apply.

The rules in paragraphs (a) to ~~(c)~~ (iii) above will only apply to the last month of any period.

Moody’ s has the meaning given to that term in Schedule 18 (Certain New York Law Defined Terms).

Net Cash Proceeds has the meaning given to that term in Schedule 18 (Certain New York Law Defined Terms).

Net Outstandings means, in relation to a multi-account overdraft, the Ancillary Outstandings of that multi-account overdraft.

New Debt Financing has the meaning given to that term in the Intercreditor Agreement.

New Lender has the meaning given to that term in Clause 29.2 (Assignments and Transfers by Lenders).

Non Acceptable L/C Lender means a Lender under a Revolving Facility which:

(a)

is not an Acceptable Bank within the meaning of paragraph (a) of the definition of Acceptable Bank (other than (i) a Mandated Lead Arranger, (ii) an Original Lender (or its Affiliates) or (iii) a Lender which the relevant Issuing Bank (acting reasonably) has agreed is acceptable to it notwithstanding that fact);

(b)	is a Defaulting Lender; or
47	Project SR: ~~Precedent~~ A&R Senior Facilities Agreement

(j)	any intermediate steps or actions necessary to implement steps, circumstances, payments or transactions not prohibited by this Agreement; and
(k)	any transaction to which the Agent (acting on the instructions of the Majority Lenders) shall have given prior written consent.

Preferred Stock has the meaning given to that term in Schedule 18 (Certain New York Law Defined Terms).

Prevailing Market Determination means a determination by the Agent (that shall be made by the Agent acting in good faith and promptly) in relation to the provisions of any document or any Benchmark Rate Change, where such determination shall be given if such provisions broadly reflect at such time any prevailing London or European market position for loans in the relevant currency or reflect the position as set out in another syndicated loan precedent for any borrower owned (directly or indirectly, in whole or in part) by any Investor or Investor Affiliate (including any precedent provided to the Agent by the Company in respect of such provisions).

Pro Forma Acquisition Cost Savings has the meaning given to that term in Clause 26.1 (Financial definitions).

Pro Forma Disposal Cost Savings has the meaning given to that term in Clause 26.1 (Financial definitions).

Pro Forma Group Initiative Cost Savings has the meaning given to that term in Clause 26.1 (Financial definitions).

Qualifying IPO Condition has the meaning given to that term in paragraph (d) of Clause 27.13 (Qualifying Listing / Ratings Trigger).

Quarter Date has the meaning given to that term in Clause 26.1 (Financial definitions).

Quarterly Compliance Certificate means a compliance certificate substantially in the agreed form set out in Part I (Form of Quarterly Compliance Certificate) of Schedule 8 (Forms of Compliance Certificate) (or in any other form agreed between the Company and the Agent (each acting reasonably)) and delivered by the Obligors’ Agent to the Agent under paragraph (a) of Clause 25.2 (Provision and contents of Compliance Certificates).

Quarterly Financial Statements means the reports provided pursuant to paragraph (b) of Section 1 of Schedule 15 (Information Undertakings).

Quotation Day means, in respect of a Term Loan, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is Sterling) the first day of that period;
(b)	(if the currency is euro) two TARGET Days before the first day of that period; ~~or~~

52	Project SR: ~~Precedent~~ A&R Senior Facilities Agreement

(c)	(if the currency is US Dollars) two US Government Securities Business Days before the first day of that period; or
(d)	~~(c)~~ (for any other currency) two Business Days before the first day of that period,

unless market practice differs in the Relevant ~~Interbank~~ Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant ~~Interbank~~ Market (and if quotations would normally be given on more than one (1) day, the Quotation Day will be the last of those days).

Receiver means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

Reconciliation Statement has the meaning given to such term in paragraph (c) of Clause 25.4 (Agreed Accounting Principles).

Reference Bank Rate means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks:

~~(a)~~	, in relation to EURIBOR, as the rate at which the relevant Reference Bank could borrow funds in the European interbank market~~; and~~
~~(b)~~	in euro ~~in relation to LIBOR, as the rate at which the relevant Reference Bank could borrow funds in the London interbank market,~~

~~in the relevant currency~~ and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in a reasonable market size in ~~that currency~~euro and for that period.

Reference Banks means, in relation to EURIBOR ~~or LIBOR~~, up to three Lenders as may be appointed by the Agent in consultation with the Obligors’ Agent (provided that no Finance Party shall be appointed as a Reference Bank without its consent).

Refinancing means the refinancing of the Existing Debt.

Refinancing Indebtedness has the meaning given to that term in Schedule 18 (Certain New York Law Defined Terms).

Register has the meaning given to that term in Clause 29.10 (The Register).

Related Fund in relation to a fund or account (the first fund), means a fund or account which is managed or advised directly or indirectly by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

Release Condition has the meaning given to that term in Clause 27.13 (Qualifying Listing / Ratings Trigger).

53	Project SR: ~~Precedent~~ A&R Senior Facilities Agreement

Released Amounts has the meaning given to that term in paragraph (c) of Clause 27.13 (Qualifying Listing / Ratings Trigger).

Relevant Action has the meaning given to that term in Clause 26.3 (Calculations).

~~Relevant Interbank Market means:~~

~~(a)in relation to euro, the European interbank market; and~~

~~(b)in relation to any other currency, the London interbank market.~~

Relevant Jurisdiction means, in relation to an Obligor:

(a)its jurisdiction of incorporation; and

(b)the jurisdiction whose laws govern any of the Transaction Security Documents entered into by it.

Relevant Market means:

(a)	in relation to euro, the European interbank market;
(b)	in relation to US Dollars, the market for overnight cash borrowing collateralised by US Government securities;
(c)	in relation to a Compounded Rate Currency, the market specified as such in the applicable Compounded Rate Terms; and
(d)	in relation to any other currency, the London interbank market.

Relevant Period has the meaning given to that term in Clause 26.1 (Financial definitions).

Relevant Reporting Financial Quarter means the first complete Financial Quarter ending after the Closing Date.

Relevant Reporting Financial Year means the first Financial Year ending after the Closing Date.

Renewal Request means a written notice delivered the Agent in accordance with Clause 6.6 (Renewal of a Letter of Credit).

Repeating Representations has the meaning given to it in paragraph (b) of Clause 24.20 (Repetition).

Replaced Lender has the meaning given to that term in paragraph (a) of Clause 41.5 (Replacement of Lender).

Replacement Notice has the meaning given to that term in paragraph (a) of Clause 41.5 (Replacement of Lender).

54	Project SR: ~~Precedent~~ A&R Senior Facilities Agreement

Revolving Facility Utilisation means:

(a)	in relation to any Utilisation under the Original Revolving Facility, an Original Revolving Facility Utilisation; and
(b)	in relation to any Utilisation under the relevant Additional Revolving Facility, an Additional Revolving Facility Utilisation.

RFR means, in relation to a Compounded Rate Currency, the rate specified as such in the applicable Compounded Rate Terms.

RFR Banking Day means, in relation to a Compounded Rate Currency, any day specified as such in the applicable Compounded Rate Terms.

Rollover Loan means one or more Revolving Facility Loans:

(a)made or to be made on the same day that:

(i)	a maturing Revolving Facility Loan is due to be repaid; or
(ii)	a demand by the Agent pursuant to a drawing in respect of a Letter of Credit or payment of outstandings under an Ancillary Facility or a Fronted Ancillary Facility is due to be met; and
(b)	the aggregate amount of which is equal to or less than the amount of the maturing Revolving Facility Loan or Ancillary Facility Utilisation or the relevant claim in respect of that Letter of Credit;
(c)

in the same currency as the maturing Revolving Facility Loan (unless it arose as a result of the operation of Clause 8.2 (Unavailability of a currency)) or the relevant claim in respect of that Letter of Credit or an Ancillary Facility Utilisation; and

(d)	made or to be made to the same Borrower (or, if applicable in the case of an Ancillary Facility Utilisation, that Borrower’s Affiliate) for the purpose of:
(i)	refinancing that maturing Revolving Facility Loan or Ancillary Facility Utilisation; or
(ii)	satisfying the relevant claim in respect of that Letter of Credit.

S& P has the meaning given to that term in Schedule 18 (Certain New York Law Defined Terms).

Sanctioned Country means, at any time, a country or territory which itself is, or whose government is, the target of comprehensive Sanctions.

Sanctioned Person means any person that is (or persons that are):

(a)	listed on, or owned or controlled (as such terms are defined and interpreted by the relevant Sanctions) by a person listed on any Sanctions List; or

56	Project SR: ~~Precedent~~ A&R Senior Facilities Agreement

(b)	resident in or incorporated under the laws of any Sanctioned Country, or to the best of the Obligors’ Agent’s knowledge otherwise a target of Sanctions,

provided that, in the case of either of paragraphs (a) or (b) above, a person shall not be deemed to be a Sanctioned Person if transactions or dealings with such person are not prohibited under applicable Sanctions or under a licence, licence exemption or other authorisation of a Sanctions Authority.

Sanctions means any economic, trade or financial sanctions laws, regulations, embargoes or restrictive measures imposed, enacted, administered or enforced from time to time by any Sanctions Authority.

Sanctions Authority means (a) the United States of America, (b) the United Nations Security Council, (c) the European Union and any EU member state, (d) the United Kingdom and (e) the respective governmental institutions of any of the foregoing which administer Sanctions, including OFAC, the US State Department and the US Department of the Treasury.

Sanctions List means the “Specially Designated Nationals and Blocked Persons” list issued by OFAC, the EU Consolidated List of Financial Sanctions Targets, the Consolidated List of Financial Sanctions Targets issued by Her Majesty’s Treasury, or any similar list issued or maintained and made public by any of the Sanctions Authorities as amended, supplemented or substituted from time to time.

Screen Rate means:

~~(a)~~

, in relation to EURIBOR, the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate)~~; and~~

~~(b)~~

or on ~~in relation to LIBOR, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed (before any correction, recalculation or republication by the administrator) on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate),~~

~~or, in each case, on~~ the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Obligors’ Agent.

Secured Debt Document has the meaning given to that term in the Intercreditor Agreement.

Secured Parties means each Finance Party from time to time party to this Agreement and any Receiver or Delegate.

57	Project SR: ~~Precedent~~ A&R Senior Facilities Agreement

Security means a mortgage, charge, pledge, lien, security assignment, security transfer of title or other security interest having a similar effect.

Selection Notice means a notice substantially in the form set out in Part III (Form of Selection Notice) of Schedule 3 (Requests and Notices) given in accordance with Clause 15 (Interest Periods) in relation to a Term Facility.

Senior Secured Indebtedness has the meaning given to that term in Schedule 18 (Certain New York Law Defined Terms).

Senior Secured Net Leverage Ratio has the meaning given to that term in Clause 26.1 (Financial definitions).

Separate Loan has the meaning given to that term in paragraph (d) of Clause 10.3 (Repayment of Revolving Facility Loans).

SOFR means the secured overnight financing rate administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

Specified Time means a day or time determined in accordance with Schedule 9 (Timetables).

Structural Adjustment means:

(a)	an amendment, waiver or variation of the terms of some or all of the Finance Documents that results in or is intended to result from or has the effect of changing or which relates to:
(i)	an extension to the availability, change to the date of payment or redenomination of any amount under the Finance Documents;
(ii)

a reduction in the Margin (other than in accordance with the definition of Margin) or a reduction in the amount of any payment of principal, interest, fees, or commission or other amounts owing or payable to a Lender under the Finance Documents;

(iii)	the currency of payment of any amount under the Finance Documents;
(iv)	a redenomination of a Commitment or participation of any Finance Party into another currency;
(v)	a re-tranching of any or all of the Facilities;
(vi)	an increase in, or addition or a grant of, any Commitment or participation of any Finance Party or the Total Commitments (other than in accordance with Clause 2.3 (Increase)); or

58	Project SR: ~~Precedent~~ A&R Senior Facilities Agreement

(vii)	the introduction of an additional loan, commitment, tranche or facility into the Finance Documents ranking pari passu with or junior to any of the Facilities,

in each case, other than in respect of an Additional Facility established pursuant to Clause 2.2 (Additional Facilities); or

(b)

an amendment or waiver of a term of a Finance Document and any change (including changes to, the taking of or release coupled with the retaking of Security and/or guarantees and changes to and/or additional intercreditor arrangements) that is consequential on, incidental to, or required to implement or effect or reflect any of the amendments or waivers listed in paragraph (a) above.

Structural Intercompany Receivable means:

(a)

any receivable in respect of any intercompany loan entered into between (i) Topco (as lender) and the Company (as borrower) pursuant to any Topco Proceeds Loan or Subordinated Liabilities (as defined in the Intercreditor Agreement) or (ii) the Original Borrower (as lender) and the Company (as borrower) pursuant to any Subordinated Liabilities (as defined in the Intercreditor Agreement); and

(b)

the receivable in respect of any other intercompany loan entered into between an Obligor (as lender) and any member of the Group which is a Material Subsidiary and/or Sportradar AG (in each case, as borrower) pursuant to any Subordinated Liabilities or which are funded from Utilisations, but excluding any intercompany loan which is outstanding for a period of less than 120 days.

Subordinated Indebtedness has the meaning given to that term in Schedule 18 (Certain New York Law Defined Terms).

Subsidiary means, in relation to any person, any entity which is controlled directly or indirectly by that person and any entity (whether or not so controlled) treated as a subsidiary in the latest financial statements of that person from time to time, and control for this purpose means the direct or indirect ownership of the majority of the voting share capital of such entity or the right or ability to direct management to comply with the type of material restrictions and obligations contemplated in this Agreement or to determine the composition of a majority of the Board of Directors (or like board) of such entity, in each case, whether by virtue of ownership of share capital, contract or otherwise provided that notwithstanding anything to the contrary no Unrestricted Subsidiary shall be deemed to be a member of the Group.

Super Majority Lender Objection means, in respect of a document, supplement, proposal, request or amendment in relation to this Agreement or any other Finance Document, that such document, supplement, proposal, request or amendment has been rejected by the Super Majority Lenders, in each case by 11 a.m. on the date falling ten (10) Business Days (or such longer period which the Company notifies to the Agent) after the date on which the Company (or other member of the Group) delivers the relevant document, supplement, proposal, request or amendment to the Agent. Unless the Company notifies the Agent, Clause 41.6 (Disenfranchisement of

59	Project SR: ~~Precedent~~ A&R Senior Facilities Agreement

Non Responding Lenders) shall not apply when determining the Super Majority Lenders for these purposes (and, for the avoidance of doubt, the Company may elect for one or more of such Clauses to apply in respect of any particular document, supplement, proposal, request or amendment from time to time).

Super Majority Lenders means, subject to paragraph (f) of Clause 41.4 (Other exceptions), a Lender or Lenders whose Commitments aggregate 66⅔% or more of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated 66⅔% or more of the Total Commitments immediately prior to that reduction) and provided that for this purpose the amount of an Ancillary Lender’s Revolving Facility Commitments shall not be reduced by the amount of its Ancillary Commitment, Fronted Ancillary Commitment or Fronting Ancillary Commitment.

Swiss Obligor means an Obligor incorporated in or organised under the laws of Switzerland, or, if different, an Obligor which is treated as resident in Switzerland for Swiss Withholding Tax purposes.

Swiss Withholding Tax means taxes imposed under the Swiss Withholding Tax Act.

Swiss Withholding Tax Act means the Swiss Federal Act on the Withholding Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer), together with the related ordinances, regulations and guidelines, all as amended and applicable from time to time..

TARGET2 means the Trans European Automated Real time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

TARGET Day means any day on which TARGET2 is open for the settlement of payments in euro.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) imposed or levied by any government or other taxing authority.

Tax Structure Memorandum means the tax structure memorandum provided to the Agent referred to in paragraph 4 of Part I (Conditions Precedent to the Closing Date) of Schedule 2 (Conditions Precedent).

Term means each period determined under this Agreement for which the Issuing Bank is under a liability under a Letter of Credit.

Term Facility means Facility B and any Additional Term Facility.

Term Loan means (i) a Facility B Loan and (as the case may be) (ii) an Additional Facility Loan under an Additional Term Facility.

Termination Date means:

(a)in respect of Facility B, the date falling 84 Months after the Closing Date;

60	Project SR: ~~Precedent~~ A&R Senior Facilities Agreement

(b)	in respect of the Original Revolving Facility, the date falling 78 Months after the Closing Date; and
(c)

in respect of any Additional Facility Commitments, the date specified in the relevant Additional Facility Notice (provided that such date is in accordance with paragraph (b)(ii) of Clause 2.2 (Additional Facilities)).

Term Rate Loan means any Loan or, if applicable, Unpaid Sum which is not (or has not become, following a Compounded Rate Supplement or Benchmark Rate Change in relation thereto taking effect) a Compounded Rate Loan.

Term Reference Rate means:

(a)	in relation to any USD Term Rate Loan, Term SOFR; and
(b)	in relation to any other Term Rate Loan, EURIBOR. Term SOFR means in relation to any Loan in USD:
(a)

the term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published (before any correction, recalculation or republication by the administrator) by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate) and if such page or service is replaced or ceases to be available, the Agent may specify another page or service displaying the relevant rate in accordance with Clause 14.6 (Replacement of Screen Rate);

(b)	(if the term SOFR reference rate is not available for the Interest Period of that Loan) Interpolated Term SOFR (rounded to the same number of decimal places as Term SOFR) for that Loan; or
(c)	if:
(i)	no term SOFR reference rate is available for the Interest Period of that Loan; and
(ii)	it is not possible to calculate Interpolated Term SOFR for that Loan,

the USD Central Bank Rate (or if the USD Central Bank Rate is not available at the Specified Time on the Quotation Day, the most recent USD Central Bank Rate for a day which is no more than five (5) US Government Securities Business Days before the relevant Quotation Day), as of, in the case of paragraphs (a) and (c) above, the Specified Time on the Quotation Day for USD and for a period equal in length to the Interest Period of that Loan and, if any such rate applicable to:

(A)	an Original Revolving Facility Loan denominated in USD is below zero (0), Term SOFR for such Loan will be deemed to be zero (0); and

61	Project SR: ~~Precedent~~ A&R Senior Facilities Agreement

(B)

an Additional Facility Loan denominated in USD is below any percentage agreed with the relevant Additional Facility Lenders in the Additional Facility Notice for those Additional Facility Commitments, Term SOFR will be deemed to be such percentage rate specified in such Additional Facility Notice.

Third Parties Act has the meaning given to that term in Clause 1.6 (Third Party Rights).

Topco means Sportradar Jersey Holding Ltd, a private limited liability company incorporated under the laws of Jersey, registered with the Jersey Companies Registry under number 132410 and having its registered office at Aztec Group House, 11-15 Seaton Place, St Helier JE4 0QH, Jersey.

Topco Proceeds Loan means any unsecured loan made by Topco to the Company of the proceeds of any Topco Liabilities (as defined in the Intercreditor Agreement).

Topco Share SIA has the meaning given to that term in paragraph 2(d) of Part I (Conditions Precedent to the Closing Date) of Schedule 2 (Conditions Precedent).

Total Additional Facility Commitments means the aggregate amount of the applicable and designated Additional Facility Commitments under any applicable Additional Facility Notice, being zero at the date of this Agreement.

Total Additional Revolving Facility Commitments means the aggregate amount of the applicable and designated Additional Revolving Facility Commitments under any applicable Additional Facility Notice, being zero at the date of this Agreement.

Total Commitments means the aggregate of the Total Facility B Commitments, the Total Original Revolving Facility Commitments and the Total Additional Facility Commitments.

Total Facility B Commitments means the aggregate of the Facility B Commitments, being €420 million at the date of this Agreement.

Total Revolving Facility Commitments means the Total Original Revolving Facility Commitments and the Total Additional Revolving Facility Commitments, as the context requires.

Total Original Revolving Facility Commitments means the aggregate of the Original Revolving Facility Commitments, being €110 million at the date of this Agreement.

Transaction has the meaning given to that term in Schedule 18 (Certain New York Law Defined Terms).

Transaction Documents means the Equity Documents and the Finance Documents.

Transaction Security means the Security created or expressed to be created in favour of the Security Agent and/or the Secured Parties (represented by the Security Agent, as the case may be) pursuant to the Transaction Security Documents.

62	Project SR: ~~Precedent~~ A&R Senior Facilities Agreement

Transaction Security Documents means:

(a)	each of the security documents listed as being a Transaction Security Document in paragraph 2(d) of Part I (Conditions Precedent to the Closing Date) of Schedule 2 (Conditions Precedent);
(b)

any document entered into by Topco and/or any member of the Group creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any member of the Group under any of the Finance Documents;

(c)	any “Security Document” (other than a “Topco Independent Transaction Security Document”) and any “Transaction Security Document” (each as defined in the Intercreditor Agreement); and
(d)	any other document designated as a “Transaction Security Document” by the Obligors’ Agent and the Agent (or the Security Agent) in writing.

Transfer Certificate means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Obligors’ Agent.

Transfer Date means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and
(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

Unpaid Sum means any sum due and payable but unpaid by any Obligor under the Finance Documents.

Unrestricted Subsidiary has the meaning given to that term in Schedule 18 (Certain New York Law Defined Terms). US means the United States of America.

USD Central Bank Rate means the percentage rate per annum which is the aggregate of:

(a)

the short-term interest rate target set by the US Federal Open Market Committee as published by the Federal Reserve Bank of New York from time to time, or if that target is not a single figure, the arithmetic mean of (i) the upper bound of the short-term interest rate target range set by the US Federal Open Market Committee and published by the Federal Reserve Bank of New York, and (ii) the lower bound of that target range; and

(b)	the applicable USD Central Bank Rate Adjustment.

USD Central Bank Rate Adjustment means, in relation to the USD Central Bank Rate prevailing at close of business on any US Government Securities Business Day,

63	Project SR: ~~Precedent~~ A&R Senior Facilities Agreement

the 20% trimmed arithmetic mean (calculated by the Agent) of the USD Central Bank Rate Spreads for the five most immediately preceding US Government Securities Business days for which SOFR is available.

USD Central Bank Rate Spread means, in relation to any US Government Securities Business Day, the difference (expressed as a percentage rate per annum) calculated by the Agent of (i) Term SOFR for that US Government Securities Business Day; and (ii) the USD Central Bank Rate (prior to the applicable USD Central Bank Rate Adjustment) prevailing at close of business on that US Government Securities Business Day.

USD Term Rate Loan means a Term Rate Loan which is denominated in US Dollars.

US Government Securities Business Day means any day other than:

(a)	a Saturday or a Sunday; and
(b)

a day on which the Securities Industry and Financial Markets Association (or any successor organization) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.

Utilisation means a Loan or a Letter of Credit.

Utilisation Date means the date of a Utilisation, being the date on which the relevant Loan is to be made or the relevant Letter of Credit is to be issued.

Utilisation Request means a notice substantially in the relevant form set out in Part I (Form of Utilisation Request – Loans) or Part II (Form of Utilisation Request – Letters of Credit) of Schedule 3 (Requests and Notices) or any other form agreed between the Agent (acting reasonably) and the Company.

VAT means:

(a)

any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax as amended (EC Directive 2006/112) and any national legislation implementing that Directive or any predecessor to it or supplemental to that Directive; and

(b)

any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

Voting Stock has the meaning given to that term in Schedule 18 (Certain New York Law Defined Terms).

Waived Amount has the meaning given to that term in paragraph (c) of Clause 12.4 (Right to Refuse Prepayment).

Working Capital has the meaning given to that term in Clause 26.1 (Financial definitions).

64	Project SR: ~~Precedent~~ A&R Senior Facilities Agreement

(vii)	a disposal or an asset sale includes any sale, transfer, grant, lease, licence or other disposal, whether voluntary or involuntary and in whole or in part, and dispose will be construed accordingly;
(viii)

fair market value may be conclusively established by means of an Officer’s Certificate or a resolution of the Board of Directors of the Obligors’ Agent setting out such fair market value as determined by such Officer or such Board of Directors in good faith;

(ix)

a Finance Document or a Transaction Document or any other agreement or instrument is (unless expressed to be a reference to such document, agreement or instrument in its original form or form as at a particular date) a reference to that Finance Document or Transaction Document or other agreement or instrument as amended, novated, supplemented, extended or restated (howsoever fundamentally) and includes any increase in, addition to or extension of or other change to any facility under such agreement or instrument, in each case to the extent not prohibited by the terms of this Agreement;

(x)	a page or screen of an information service displaying a rate shall include:
(A)	any replacement page of that information service which displays that rate; and
(B)	the appropriate page of such other information service which displays that rate from time to time in place of that information service,

and, if such page or service ceases to be available, shall include any other page or service displaying that rate specified by the Agent after consultation with the Company;

(xi)	a Central Bank Rate shall include any successor rate to, or replacement rate for, that rate;
(xii)

~~(x)~~ a finance lease or a capital lease is any lease which at the time of determination would, in accordance with the Election Option, be treated as a finance or capital lease or otherwise required to be accounted for as a lease liability on the balance sheet; and operating lease will be construed accordingly as any lease which is not a finance or capital lease;

(xiii)	~~(xi)~~ a guarantee includes:
(A)	an indemnity, counter-indemnity, guarantee or similar assurance against loss in respect of any indebtedness of any other person; and
(B)	any other obligation of any other person, whether actual or contingent, to pay, purchase, provide funds (whether by the

66	Project SR: ~~Precedent~~ A&R Senior Facilities Agreement

advance of money to, the purchase of or subscription for shares, partnership interests or other investments in, any other person, the purchase of assets or services, the making of payments under an agreement or otherwise) for the payment of, to indemnify against the consequences of default in the payment of, or otherwise be responsible for, any indebtedness of any other person;

and guaranteed and guarantor shall be construed accordingly;

(xiv)	~~(xii)~~ including means including without limitation, and includes and included shall be construed accordingly;
(xv)	~~(xiii)~~ indebtedness includes any obligation (whether incurred as principal, guarantor or surety and whether present or future, actual or contingent) for the payment or repayment of money;
(xvi)	~~(xiv)~~ losses includes losses, actions, damages, claims, proceedings, costs, demands, expenses (including legal and other fees) and liabilities of any kind, and loss shall be construed accordingly;
(xvii)

~~(xv)~~ a Default (including an Event of Default) is continuing if it has not been remedied or waived and a Declared Default is continuing unless the relevant demand or notice has been revoked or withdrawn by the Agent (acting on the instructions of the Majority Lenders) or otherwise ceased to have effect. In addition, (i) if a Default (including an Event of Default) has occurred but is no longer continuing (a Remedied Default), any other Default or Event of Default which would not have arisen but for the Remedied Default having occurred, shall be deemed not to be continuing automatically upon, and simultaneous with the remedy, cure or waiver of the Remedied Default. In addition and for the avoidance of doubt, (i) if a Default (including an Event of Default) occurs for a failure to report or failure to deliver a required certificate, notice or other document or information in connection with another default (an Initial Default) then at the time such Initial Default is remedied or waived, such Default (including an Event of Default) for a failure to report or failure to deliver a required certificate, notice or other document in connection with the Initial Default will also be cured without any further action and (ii) any Default for the failure to comply with the time periods prescribed in Clause 25 (Information Undertakings) or Schedule 15 (Information Undertakings), or otherwise to deliver any notice, certificate or other document, as applicable, even though such delivery is not within the prescribed period specified in this Agreement or any other Finance Document shall be deemed to be cured and remedied upon the delivery of any such report or statements or information required by such covenant or notice, certificate or other document or performance of such obligation, as applicable, even though such delivery is not within the prescribed period specified in this Agreement or any other Finance Document;

67	Project SR: ~~Precedent~~ A&R Senior Facilities Agreement

(xviii)

a Super Majority Lender Objection is continuing for so long as a Super Majority Lender Objection has occurred and all the Super Majority Lenders (or if applicable the Super Majority Lenders in respect of any relevant or applicable Facility(ies)) assert and continue to assert their objection in respect of the relevant document, supplement, proposal, request or amendment to which the Super Majority Lender Objection relates (provided that such Super Majority Lender Objection shall cease to be “continuing” on the first date on which any such objection is supported by less than the Super Majority Lenders (or if applicable the Super Majority Lenders in respect of any relevant or applicable Facility(ies)) in each case as confirmed in writing by the Agent to the Company.

(xix)

~~(xvi)~~ references to any transaction being in the “ordinary course of business” of a member of the Group shall be construed to include any transaction that is consistent with industry practice in the industries in which the Group operates or consistent with past practice of any member of the Group;

(xx)

~~(xvii)~~ references to any matter being permitted under this Agreement or any other Finance Document or other agreement shall include references to such matters not being prohibited or otherwise being approved under this Agreement or such Finance Document or such other agreement;

(xxi)	~~(xviii)~~ a Lender’s participation in relation to a Letter of Credit, shall be construed as a reference to the relevant amount that is or may be payable by a Lender in relation to that Letter of Credit;
(xxii)

~~(xix)~~ a person includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, fund, joint venture, consortium, partnership or other entity, in each case whether or not having separate legal personality;

(xxiii)

~~(xx)~~ Indebtedness ranking pari passu with Facility B, the Original Revolving Facility or the Facilities (as the case may be) means Indebtedness constituting Senior Secured Indebtedness and Indebtedness ranking junior to Facility B, the Original Revolving Facility or the Facilities (as the case may be) means Indebtedness that is subject to the Intercreditor Agreement, secured on the Transaction Security and does not constitute Senior Secured Indebtedness (as the case may be);

(xxiv)

~~(xxi)~~ a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law, but if not having force of law which are binding or customarily complied with) of any governmental, intergovernmental or supranational body, agency or department or of any regulatory, self-regulatory or other authority or organisation;

68	Project SR: ~~Precedent~~ A&R Senior Facilities Agreement

(xxv)

~~(xxii)~~ a sub-participation means any sub-participation or sub-contract (whether written or oral) or any other agreement or arrangement having an economically substantially similar effect, including any credit default or total return swap or derivative (whether disclosed, undisclosed, risk or funded) by a Lender of or in relation to any of its rights or obligations under, or its legal, beneficial or economic interest in relation to, the Facilities and/or Finance Documents to a counterparty;

(xxvi)

~~(xxiii)~~ sufficient available information means financial information selected and determined by the Obligors’ Agent in good faith in order to test the applicable condition or ratio, including, but not limited to, information required to be delivered to the Agent under this Agreement as well as other information including monthly management accounts and other internal Group accounts and financial information;

(xxvii)	~~(xxiv)~~ a provision of law is a reference to that provision as amended or re-enacted;
(xxviii)	~~(xxv)~~ a time of day is a reference to London time;
(xxix)

~~(xxvi)~~ unless expressly stated to the contrary, a reference in any Finance Document to the Agent or the Security Agent (an Applicable Agent) being “authorised”, “instructed” and/or “directed” to take any action by a Finance Party by the terms of such Finance Document shall mean irrevocably and unconditionally authorised, instructed or directed (as applicable) to take such action without any further consent, authorisation, instruction or direction from any Finance Party or any of their Affiliates and shall require the Applicable Agent to take such action promptly, without unreasonable delay and without requesting any further consent, authorisation, instruction or direction from any Finance Party or any of their Affiliates. The Applicable Agent will not have any liability for any such action taken pursuant to this paragraph ~~(xxvi)~~(xxix); and

(xxx)

~~(xxvii)~~ where an Applicable Agent is required to act “reasonably”, or in a “reasonable” manner, or is coming to an opinion or determination that is “reasonable” (or any similar or analogous wording is used) under the terms of any Finance Document (other than this paragraph ~~(xxvii)~~(xxx)) and the Applicable Agent has not been instructed or directed by the requisite Finance Parties in respect of such matter in accordance with the terms of the relevant Finance Document to take such action:

(A)

if the Applicable Agent determines that any instruction is or may be required by from any Finance Party or any group of Finance Parties, it shall notify the Obligors’ Agent as soon as reasonably practicable after making such determination;

(B)	the Applicable Agent shall first (prior to seeking, or notifying any Finance Party that it intends to seek, such instruction)

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consult with the Obligors’ Agent (acting reasonably and in good faith) in order to determine (1) whether any instruction from the requisite Finance Parties is required under the terms of the applicable Finance Document and (2) the period of time in which such instructions may be sought, provided that the Obligors’ Agent must make themselves available on reasonable notice at reasonable times to enable to the Applicable Agent to engage in such consultation, and if the Applicable Agent (acting reasonably) determines that the Obligors’ Agent has not made themselves available within a reasonable time, the Applicable Agent will be entitled to seek or notify any Finance Party that it intends to seek instructions;

(C)

if, after such consultation, there is no agreement between the Obligors’ Agent and the Applicable Agent and/or the Applicable Agent determines (acting reasonably, in good faith and in accordance with the terms of the Finance Documents) that it is required to seek instructions from the required Finance Parties in accordance with the terms of the applicable Finance Document, it shall notify the Finance Parties from whom it is seeking such instruction of the requested instructions, together with, to the extent applicable, its proposed opinion, determination or other course of action and the period of time within which such instructions must be provided (acting reasonably and in good faith and taking into account such consultation with the Obligors’ Agent);

(D)

unless such Finance Parties (acting reasonably, in good faith and in accordance with the terms of the Finance Documents) otherwise instruct or direct the Applicable Agent within the period of time within which such instructions were requested to be provided, the Applicable Agent shall act in accordance with its proposed opinion, determination or other course of action notified to the applicable Finance Parties in accordance with paragraph (C) above; and

(E)

if the Applicable Agent complies with this paragraph ~~(xxvii)~~(xxx), it shall (1) be deemed to have been acting on the instructions of the requisite Finance Parties, (2) be under no obligation to determine the reasonableness of any instructions from any Finance Party, (3) be under no obligation to determine whether, in giving such instructions, the Finance Party is acting in a reasonable manner and (4) not be responsible for any liability arising from such instructions, notices and opinions or any delay or failure in the giving of such instructions, notices and opinions, and each other Finance Party by becoming a Party to this Agreement acknowledges and agrees to the actions of the Applicable Agent under this paragraph ~~(xxvii)~~(xxx).

(b)	The determination of the extent to which a rate is for a period equal in length to an Interest Period shall disregard any inconsistency arising from the last day

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payment, any representation or warranty, general undertaking, any information undertaking or financial covenant under or pursuant to the Finance Documents (other than in relation to the utilisation of the Facilities pursuant to Clause 2 (The Facilities) to Clause 9 (Ancillary Facilities), any representation or warranty, general undertaking or event of default referred to in the definitions of Major Default, Major Representation or Major Undertaking (as applicable), Clause 11.1 (Illegality), Clause 12.1 (Exit and Listing) and Clause 15 (Interest Periods)), shall not become effective or take effect until and from the date of the first Utilisation in accordance with the terms of this Agreement. This paragraph shall not apply to any term or obligation arising under paragraph (b) of Clause 17.1 (No deal, No fees), Clause 20.2 (Other indemnities), Clause 20.3 (Indemnity to the Agent) and Clause 22.1 (Transaction expenses).

(s)

Any corporation into which the Security Agent may be merged or converted, or any corporation with which the Security Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Security Agent shall be a party, or any corporation, including affiliated corporations, to which the Security Agent shall sell or otherwise transfer:

(i)all or substantially all of its assets; or

(ii)all or substantially all of its corporate trust business,

shall, on the date when the merger, conversion, consolidation or transfer becomes effective and to the extent permitted by any applicable laws and subject to any credit rating requirements set out in this Agreement become the successor Security Agent under this Agreement without the execution or filing of any paper or any further act on the part of the parties to this Agreement, unless otherwise required by the Obligors’ Agent, and after the said effective date all references in this Agreement to the Security Agent shall be deemed to be references to such successor corporation. Written notice of any such merger, conversion, consolidation or transfer shall immediately be given to the Obligors’ Agent by the Security Agent.

(t)

Unless a contrary indication appears, where a request for consent is required from a member of the Group, when determining whether to grant such consent, that member of the Group may act in its sole discretion (which may be given, withheld, conditioned or delayed in its sole and absolute discretion and shall not, under any circumstances, be deemed given).

(u)	This Agreement is not intended, nor shall it be construed, to create a partnership or joint venture relationship between or among any of the parties hereto.
(v)

No transaction or arrangement between persons which are not members of the Group (whether or not such persons are Affiliates of the Group) shall be deemed to constitute an action (whether direct or indirect) by any member of the Group.

(w)	The Latest Compounded Rate Supplement in relation to any currency or any Benchmark Rate Change made pursuant to paragraph (a) of Clause 14.6

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(Replacement of Screen Rate) shall be in full force and effect and shall automatically and unconditionally amend, replace, waive and form part of this Agreement and shall be binding on all parties hereto, and shall override, amend, replace and waive anything relating to that currency in Schedule 19 (Compounded Rate Terms) (and, where applicable, Schedule 20 (Daily Non- Cumulative Compounded RFR Rate)) or any earlier Compounded Rate Supplement or any other applicable terms of this Agreement in relation to such currency (and for the avoidance of doubt, to the extent such Latest Compounded Rate Supplement or any Benchmark Rate Change (or any provisions therein) is specified by its terms to take effect and apply on and from the first day of the next Interest Period or on and from another date, such provisions shall take effect automatically and unconditionally from such date). Without prejudice to the foregoing, the Finance Parties shall be required to enter into any amendment to the Finance Documents required by the Company (acting reasonably) in order to facilitate or reflect any of the provisions contemplated by the Latest Compounded Rate Supplement or any such Benchmark Rate Change. The Agent and the Security Agent are each authorised and instructed by each Finance Party (without any consent, sanction, authority or further confirmation from them) to execute any such amendments to the Finance Documents (and shall do so on the request of and at the cost of the Company) and to make any Prevailing Market Determination requested by the Company relating to a Benchmark Rate Change in accordance with Clause 14.6 (Replacement of Screen Rate) or in connection with a Compounded Rate Supplement.

1.3Currency Symbols and Definitions

(a)	€, euro and EUR mean the single currency unit of the Participating Member States.
(b)	£, GBP and Sterling means the lawful currency for the time being of the United Kingdom.
(c)	$, USD and Dollars mean the lawful currency for the time being of the United States of America.

1.4Exchange rate fluctuations

(a)

Subject to paragraph (c) below, when applying any monetary limits, thresholds and other exceptions to the representations and warranties, undertakings and Events of Default under the Finance Documents, the equivalent of an amount in a currency other than the Base Currency to such an amount in the Base Currency shall be calculated, at the option of the Obligors’ Agent, at (i) the rate for the conversion of the Base Currency into the relevant currency of the non-Base Currency which the Obligors’ Agent (acting reasonably and in good faith) has used and has notified to the Agent or (ii) at the Agent’s Spot Rate of Exchange, in each case, as at the date such monetary limit, threshold or other exception is tested in accordance with this Agreement.

(b)	No Default, breach of any representation and warranty or undertaking under this Agreement or the other Finance Documents shall arise merely as a result

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(iii)

with the consent of all of the Lenders participating in the relevant Utilisation under the Facility concerned (each acting reasonably), any other currency readily available in the amount required and freely convertible into the Base Currency in the Relevant ~~Interbank~~ Market on the Quotation Day (in relation to any Term Rate Loan) and the Utilisation Date for that Utilisation.

(b)

If by the Specified Time the Agent has received a written request from the Obligors’ Agent for a currency to be approved under paragraph (a) above, the Agent will confirm to the Obligors’ Agent by the Specified Time:

(i)	whether or not the Lenders under the relevant Facility have granted their approval; and
(ii)	if approval has been granted, the minimum amount for any subsequent Utilisation in that currency.
4.4	Maximum number of Utilisations
(a)

A Borrower (or the Obligors’ Agent) may not deliver a Utilisation Request in respect of Facility B if, as a result of the proposed Utilisation, more than 10 Facility B Loans would be outstanding or such higher number as may be agreed by the Company and the Agent (acting reasonably) (provided that this paragraph (a) shall not apply in respect of any Additional Facility that is implemented by way of an increase to Facility B).

(b)

A Borrower (or the Obligors’ Agent) may not deliver a Utilisation Request in respect of an Original Revolving Facility Loan if as a result of the proposed Utilisation more than 30 Original Revolving Facility Loans (or such higher number as may be agreed by the Obligors’ Agent and the Agent (in its sole discretion)) would be outstanding.

(c)

A Borrower (or the Obligors’ Agent) may not deliver a Utilisation Request in respect of an Additional Facility if as a result of the proposed Utilisation more than the maximum number of Utilisations of that Additional Facility (as specified in such notice or as agreed between the Obligors’ Agent and the Agent) would be outstanding.

(d)	Any Loan made by a single Lender under Clause 8.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.4.
(e)	Any Separate Loan shall not be taken into account in this Clause 4.4.
4.5	Utilisations during the Certain Funds Period
(a)

Subject to Clause 4.1 (Initial conditions precedent), during the Certain Funds Period, a Lender will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to a Certain Funds Utilisation if on the proposed Utilisation Date:

(i)	no Change of Control has occurred;
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(a)	a Lender notifies the Agent that an Optional Currency requested under paragraph (a) of Clause 4.3 (Conditions relating to Optional Currencies) is not readily available to it in the amount required; or
(b)

a Lender notifies the Agent that compliance with its obligation to participate in a Loan in an Optional Currency requested under paragraph (a)(iii) of Clause 4.3 (Conditions relating to Optional Currencies) would contravene a law or regulation applicable to it, the Agent will give notice to the relevant Borrower (or the Obligors’ Agent on its behalf) to that effect by the Specified Time ~~on that day~~. In this event, any Lender that gives notice pursuant to this Clause 8.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount, or in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

8.3Agent’ s calculations

Each Lender’s participation in a Loan will be determined in accordance with paragraph (b) of Clause 5.4 (Lenders’ participation).

9.ANCILLARY FACILITIES

9.1Type of Facility

An Ancillary Facility or Fronted Ancillary Facility may be by way of any of the following (or any combination of the following):

(a)	an overdraft, cheque clearing, automatic payment or other current account or similar facility;
(b)	a guarantee, bonding or documentary or stand-by letter of credit facility;
(c)	a short term loan facility;
(d)	a derivatives or hedging facility;
(e)	a foreign exchange facility;
(f)	a credit card facility;
(g)	an automated payments or other current account facility; and
(h)

any other facility or accommodation as may be required or desirable in connection with the business of the Group and which is agreed by the Obligors’ Agent and the relevant Ancillary Lender or Fronting Ancillary Lender (as the case may be).

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(iii)

if any other Additional Facility is being cancelled, be in a minimum amount agreed by the relevant Additional Facility Lenders and specified in the applicable Additional Facility Notice or, if less, the Available Facility.

(c)	Any cancellation under this Clause 11.3 shall reduce the Commitments of the Lenders rateably under that Facility.
11.4	Voluntary prepayment of Term Loans
(a)	Subject to Clause 17.7 (Prepayment Fees), a Borrower to which a Term Loan has been made (or the Company on behalf of such Borrower) may in its sole discretion:
(i)

~~if it or the Obligors’ Agent gives the Agent~~in the case of a Term Rate Loan, by not less than three (3) Business Days’ notice to the Agent (or such shorter period as the Agent (acting on the instructions of the Majority Lenders under the relevant Facility (each acting reasonably)) may agree) ~~prior notice; or~~, provided that such notice is provided to the Agent by 11.00 a.m. (or such later time as the Agent may agree) on the third Business Day (or the last day of any shorter period which is agreed, as applicable) prior to such prepayment;

(ii)

in the case of a Compounded Rate Loan in a Compounded Rate Currency, by not less than three (3) applicable RFR Banking Days’ notice to the Agent (or such shorter period as the Agent (acting on the instructions of the Majority Lenders under the relevant Facility (each acting reasonably)) may agree), such notice being conditional or revocable in the Borrower’s (or the Company’s) discretion), provided that such notice is provided to the Agent by 11.00 a.m. (or such later time as the Agent may agree) on the third RFR Banking Day (or the last day of any shorter period which is agreed, as applicable) prior to such prepayment; or

(iii)	~~(ii)~~ immediately upon a Change of Control,

prepay the whole or any part of that Term Loan.

(b)	The amount of any partial prepayment of a Term Loan must:
(i)

if Facility B or (unless set out to the contrary in the relevant Additional Facility Notice) an Additional Facility denominated in euros is being prepaid, be a minimum of €500,000 or, if less, the Available Facility; or

(ii)

if any other Additional Facility is being prepaid, be in a minimum amount agreed by the relevant Additional Facility Lenders and specified in the applicable Additional Facility Notice or, if less, the Available Facility.

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(c)

The Obligors’ Agent or a Borrower may elect to apply a prepayment of Term Loans made under this Clause 11.4 against any or all of the Terms Loans in such proportions as it selects in its sole discretion.

11.5	Voluntary prepayment of Revolving Facility Utilisations

A Borrower to which a Revolving Facility Utilisation has been made (or the Company on behalf of such Borrower) may in its sole discretion:

(a)

in the case of a Term Rate Loan, if it or the Obligors’ Agent gives the Agent not less than three (3) Business Days’ notice to the Agent (or such shorter period as the Agent (acting on the instructions of the Majority Lenders under the relevant Revolving Facility (each acting reasonably) may agree) ~~prior notice; or~~, provided that such notice is provided to the Agent by 11.00 a.m. (or such later time as the Agent may agree) on the third Business Day (or the last day of any shorter period which is agreed, as applicable) prior to such prepayment;

(b)

in the case of a Compounded Rate Loan in a Compounded Rate Currency, by not less than three (3) applicable RFR Banking Days’ notice to the Agent (or such shorter period as the Agent (acting on the instructions of the Majority Lenders under the relevant Revolving Facility (each acting reasonably)) may agree), such notice being conditional or revocable in the Borrower’s (or the Company’s) discretion), provided that such notice is provided to the Agent by 11.00 a.m. (or such later time as the Agent may agree) on the third RFR Banking Day (or the last day of any shorter period which is agreed, as applicable) prior to such prepayment; or

(c)	~~(b)~~ immediately upon a Change of Control.

prepay the whole or any part of a Revolving Facility Utilisation.

11.6	Right of cancellation and repayment in relation to a single Lender or Issuing Bank
(a)	If:
(i)	any sum payable to any Lender by an Obligor is required to be increased under Clause 18.2 (Tax Gross Up);
(ii)	any Lender or Issuing Bank claims indemnification from an Obligor under Clause 18.3 (Tax Indemnity) or Clause 19.1 (Increased costs); or
(iii)	any Lender requests payment from an Obligor based on the occurrence of a Market Disruption Event,

the Obligors’ Agent may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice:

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(a) above is to be made (or such shorter period as the Majority Lenders may agree), that Lender will waive its right to receive such prepayment to the extent specified in its notice.

(c)	If any Non-Accepting Lender delivers any notice under paragraph (b) above:
(i)

the amount in respect of which that Non-Accepting Lender has waived its right to prepayment (the Waived Amount) shall be offered to the other Lenders under that Facility (pro rata to their respective Commitments under that Facility);

(ii)

to the extent that those Lenders elect not to receive any part of the Waived Amount, the balance of the Waived Amount shall be offered to any Lenders under that Facility that do wish to receive such further part of the Waived Amount (pro rata among them if there is an insufficient amount to meet their wishes); and

(iii)

any balance of the Waived Amount not so distributed to other Lenders in accordance with paragraph (ii) above, shall be retained by the Group or, at the election of the Obligors’ Agent, prepaid to the relevant Non- Accepting Lender.

12.5	Excluded proceeds

Any proceeds of an Asset Disposition and Excess Cash Flow shall, pending prepayment under the provisions of this Agreement (and without prejudice to any potential future prepayment obligation) be available for use by the Group for any purposes not prohibited by this Agreement.

13.	RESTRICTIONS
13.1	Notices of Cancellation or Prepayment
(a)

Any notice of cancellation, prepayment, authorisation or other election given by any Party under Clause 11 (Illegality, Voluntary Prepayment and Cancellation) or Clause 12.4 (Right to Refuse Prepayment) shall (subject to the terms of those Clauses), unless a contrary indication appears in this Agreement, specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)

A Borrower shall be permitted to deliver a conditional or revocable notice of voluntary cancellation and/or voluntary prepayment under this Agreement, provided that such Borrower shall be liable for broken funding costs (calculated on the same basis as Break Costs) (if applicable) as a result of that payment not being made (provided that any demand from a Lender for payment of such broken funding costs is accompanied by reasonable calculations and details of the amount demanded).

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13.2	Interest and other amounts

Subject to Clause 17.7 (Prepayment Fees) and any Break Costs (if applicable), any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and without premium or penalty.

13.3	No reborrowing of Term Facilities

No Borrower may reborrow any part of a Term Facility which is prepaid.

13.4	Reborrowing of Revolving Facility

Unless a contrary indication appears in this Agreement, any part of a Revolving Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.

13.5	Prepayment in accordance with Agreement

No Borrower shall repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

13.6	No reinstatement of Commitments

Subject to Clause 2.3 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

13.7	Agent’ s receipt of Notices

If the Agent receives a notice under Clause 11 (Illegality, Voluntary Prepayment and Cancellation) or an election under Clause 12.4 (Right to Refuse Prepayment), it shall promptly forward a copy of that notice or election to either the Obligors’ Agent or the affected Lender, as appropriate.

13.8	Effect of Repayment and Prepayment on Commitments

If all or part of a participation of a Lender in a Term Loan is repaid or prepaid and is not available for redrawing, that Lender’s Commitment under the relevant Facility shall be reduced and cancelled by an amount equal to the amount repaid or prepaid.

14.	INTEREST
14.1	Calculation of interest - Term Rate Loans

The rate of interest on each Term Rate Loan for ~~each~~an Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and
(b)	~~EURIBOR for Loans in euro and LIBOR for all other Loans~~the applicable Term Reference Rate.

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14.2	Calculation of interest - Compounded Rate Loans
(a)

In relation to a Compounded Rate Currency, the rate of interest on each Compounded Rate Loan for that Compounded Rate Currency for any day during an Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(i)	Margin; and
(ii)	Compounded Reference Rate for that day for that Compounded Rate Currency.
(b)

If any day during an Interest Period for a Compounded Rate Loan for a Compounded Rate Currency is not an applicable RFR Banking Day in relation thereto, the rate of interest on that Compounded Rate Loan for that day will be the rate applicable to the immediately preceding RFR Banking Day.

14.3	~~14.2~~ Payment of interest
(a)

The Borrower to which a Loan has been made shall pay accrued interest on that Loan (i) on the last day of each Interest Period (and, if the Interest Period is longer than six (6) Months, on the dates falling at six (6) Monthly intervals after the first day of the Interest Period). or (ii) with respect to any Compounded Rate Loan, if later, on the date falling three applicable RFR Banking Days after the date on which the Agent notifies the relevant Borrower of the amount of the relevant Compounded Rate Interest Payment for that Loan in respect of that Interest Period in accordance with Clause 14.5 (Notification of rates of interest).

(b)

If the Annual Financial Statements and related Compliance Certificate received by the Agent show a higher or lower Margin should have applied during a certain period then the next payment of interest under the relevant Facility following receipt of the relevant Annual Financial Statements by the Agent shall be increased or reduced (as the case may be) by such amount as is necessary to put the Agent and the Lenders in the position that they should have been in had the appropriate rate of Margin been applied at the time (provided that any such reduction shall only apply to the extent the Lender which received the overpayment of interest remains a Lender as at the date of such adjustment and, with respect to payments to Lenders, such payments shall only apply to Lenders who were participating in the relevant Facility both at the time to which the adjustments relate and the time when the adjustments are actually made).

14.4	~~14.3~~ Default interest
(a)

If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall, to the extent permitted by law, accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 1% higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of

142	Project SR: ~~Precedent~~ A&R Senior Facilities Agreement

the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause ~~14.3~~ 14.4 shall be immediately payable by the applicable Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Term Rate Loan and which became due on a day which was not the last day of an Interest Period relating to that Loan:
(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and
(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be 1% higher than the rate which would have applied if the overdue amount had not become due.
(c)

Default interest (if unpaid) arising on an overdue amount (will be compounded (to the extent permitted under applicable law) with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

14.5	~~14.4~~ Notification of rates of interest
(a)	The Agent shall promptly notify the Lenders, the relevant Borrower and the Obligors’ Agent of the determination of a rate of interest ~~under this Agreement~~relating to a Term Rate Loan.
(b)	The Agent shall promptly upon a Compounded Rate Interest Payment becoming determinable notify (without liability to any other person):
(i)

(such notification to be made no later than three (3) applicable RFR Banking Days prior to the end of the relevant Interest Period to which that Compounded Rate Interest Payment relates) the relevant Borrower and the Company of the amount of that Compounded Rate Interest Payment;

(ii)	each relevant Lender of the proportion of that Compounded Rate Interest Payment which relates to that Lender’s participation in the relevant Compounded Rate Loan; and
(iii)

the relevant Lenders, the relevant Borrower and the Company of each applicable rate of interest and the amount of interest for each day relating to the determination of that Compounded Rate Interest Payment (including a breakdown of such rate and amount of interest as between the Margin and the Compounded Reference Rate for such date and any other information that the relevant Borrower may reasonably request in relation to the calculation of such rate and amount or the determination of that Compounded Rate Interest

143	Project SR: ~~Precedent~~ A&R Senior Facilities Agreement

Payment), in each case taking into account the capabilities of any software which the Agent uses to provide such information.

(c)	This Clause 14.5 shall not require the Agent to make any notification to any Party on a day which is not a Business Day.
14.6	~~14.5~~ Replacement of Screen Rate
(a)

~~Any~~Subject to paragraph (d) below, any amendment, replacement, or waiver proposed by the Company and delivered in writing to the Agent which relates to ~~providing for another~~a change to (i) the benchmark rate, base rate or reference rate (the Benchmark Rate) to apply in relation to that currency in place of that Screen Rate (for an applicable Facility, or (ii) the method of calculation of any Benchmark Rate, (in each case including any amendment, replacement or waiver to the definition of “EURIBOR”, “Term SOFR” or “Screen Rate”, including an alternative or additional page, service or method for the determination thereof, or which relates to aligning any provision of a Finance Document (including amending, replacing or supplementing Schedule 19 (Compounded Rate Terms) and Schedule 20 (Daily Non-Cumulative Compounded RFR Rate)) to the use of that ~~other b~~Benchmark rRate , including making appropriate adjustments to this ~~a~~Agreement for basis, duration, time and periodicity for determination of that ~~other b~~Benchmark rRate for any Interest Period and making other consequential and/or incidental changes) ~~may be made with the consent of~~(a Benchmark Rate Change), notified by the Company to the Agent, may and shall be made provided that (unless otherwise agreed between the Company and the Majority Lenders ~~and the Obligors’ Agent~~) either the Agent has made a Prevailing Market Determination or no Super Majority Lender Objection has occurred and is continuing in respect thereof.

(b)

If~~, following consultation between~~ no Benchmark Rate Change for such currency has been made or implemented pursuant to paragraph (a) above and the Obligors’ Agent or the Agent (acting on the instructions of the Majority Lenders) requests the making of a Benchmark Rate Change and notifies the Agent or the Obligors’ Agent (as applicable) thereof, then the Obligors’ Agent and the Agent (acting on the instructions of the Majority Lenders~~, another~~) shall enter into consultations in respect of a ~~b~~Benchmark rRate Change provided that if such Benchmark Rate Change cannot be agreed upon by the earlier of (x) the end of the consecutive period of thirty (30) days and (y) the date which is five (5) Business Days before the end of the current Interest Period, (or in the case of a new Utilisation, the date which is five (5) Business Days before the date upon which the Utilisation Request will be served, as notified by the Obligors’ Agent to the Agent), the Screen Rate applicable to any Lender’s share of a Loan ~~shall~~for each Interest Period which (I) in respect of any Term Rate Loan, commences after the Trigger Date and prior to (or during) the date on which a Benchmark Rate Change has been agreed, and (II) in respect of any Compounded Rate Loan, would end after the Trigger Date for the currency of such Loan shall, in each case, (unless otherwise agreed by the Obligors’ Agent and the Agent (acting on the instructions of the Majority Lenders participating in the applicable Facility)) be replaced by the rate certified to the Agent by that Lender as soon as practicable (and in any event

144	Project SR: ~~Precedent~~ A&R Senior Facilities Agreement

by the date falling two (2) Business Days before the date on which interest is due to be paid in respect of the relevant Interest Period) to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in that Loan in the rRelevant ~~interbank m~~Market.

(c)

Notwithstanding the definitions of “EURIBOR”, “~~LIBOR~~Term SOFR” or “Screen Rate” in Clause 1.1 (Definitions) or any other term of any Finance Document, the Agent may from time to time (with the prior written consent of the ~~Company~~Obligors’ Agent) specify ~~an additional or alternative page, service or method for determining EURIBOR or LIBOR~~a Benchmark Rate Change for any currency for the purposes of the Finance Documents ~~(including, for the avoidance of doubt, any alternative benchmark, base rate or reference rate which may be available in relation to that currency at the relevant time)~~, and each Lender authorises the Agent to make such specification.

(d)

Notwithstanding the other provisions of this Clause, no Benchmark Rate Change or other amendments or waivers in connection therewith shall be made without the prior written consent of the Obligors’ Agent (in its sole discretion) which:

(i)

results in an increase in the weighted average cost of the applicable Facility (whether by an increase in the Margin, fees or otherwise but taking into account, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of any Benchmark Rate Change to such applicable Facility (including any spread adjustment to reflect the differential between the weighted average Benchmark Rate before and after such Benchmark Rate Change)) to the Obligors;

(ii)	are a change to the date of an interest payment date;
(iii)	would result in any Obligor being subject to more onerous obligations under the Finance Documents; or
(iv)	would result in any rights or benefits of any Obligor under the Finance Documents being lost or reduced.
(e)	For the purposes of this Clause 14.6:

Trigger Date in respect of the Screen Rate or other rate relating to any Benchmark Rate means the earliest of:

(i)

the date upon which the administrator of that Screen Rate or other rate publicly announces that it has ceased to provide that Screen Rate or other rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Screen Rate or other rate; or

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(ii)	the date upon which the supervisor of the administrator of that Screen Rate or other rate publicly announces that such Screen Rate or other rate has been permanently or indefinitely discontinued.
15.	INTEREST PERIODS
15.1	Selection of Interest Periods and Terms
(a)

A Borrower (or the Obligors’ Agent on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan is a Term Loan and has already been borrowed) in a Selection Notice.

(b)

Each Selection Notice for a Term Loan is irrevocable and must be delivered to the Agent by the Borrower (or the Obligors’ Agent on behalf of the Borrower) to which that Term Loan was made not later than the Specified Time.

(c)

If a Borrower (or the Obligors’ Agent on its behalf) fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above or a Rollover Loan is deemed to be made in accordance with paragraph (c) of Clause 10.3 (Repayment of Revolving Facility Loans), the relevant Interest Period for the applicable Loan will be:

(i)

if paragraph (i) below applied in respect of the previous Interest Period for that Loan or the Loan refinanced by that Rollover Loan in accordance with paragraph (c) of Clause 10.3 (Repayment of Revolving Facility Loans) (as applicable), three (3) Months (or, if the Loan is in a Compounded Rate Currency, the period specified in respect of that currency in the applicable Compounded Rate Terms); or

(ii)

otherwise, the same length as the previous Interest Period for that Loan or the Interest Period in respect of the Loan refinanced by that Rollover Loan in accordance with paragraph (c) of Clause 10.3 (Repayment of Revolving Facility Loans) (as applicable).

(d)

Subject to this Clause 15.1, a Borrower (or the Obligors’ Agent on its behalf) may select an Interest Period of (i) 1, (other than in relation to a Loan in euro) ~~2, 3 or 6 Months~~ or a USD Term Rate Loan unless otherwise agreed between the Obligors’ Agent and the Agent (acting reasonably)) 2, 3 or 6 Months provided that on the Quotation Day for such Loan, a Screen Rate (or in the case of a USD Term Rate Loan, Term SOFR or Interpolated Term SOFR) is available for such tenor in the relevant currency; (ii) if the Loan is in a Compounded Rate Currency, the Interest Periods specified in respect of that currency in the applicable Compounded Rate Terms; or (iii) or such other period agreed between the Obligors’ Agent and the Agent (acting on the instructions of the Majority Lenders in relation to the relevant Loan).

(e)	An Interest Period for a Loan shall not extend beyond the Termination Date applicable to its Facility.

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(f)

Each Interest Period for a Term Loan or as applicable an Additional Facility which is a term facility shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

(g)	A Revolving Facility Loan has one Interest Period only.
(h)	A Borrower (or the Obligors’ Agent on its behalf) may select an Interest Period of less than 1, 2, 3 or 6 Months:
(i)	to align an Interest Period to a Quarter Date;
(ii)	to align an Interest Period to an interest or coupon payment date in respect of any Permitted Indebtedness;
(iii)	to align the first Interest Period for a Loan under an Additional Facility with any Interest Period in respect of any other Loans then outstanding;
(iv)	if necessary or desirable to implement or facilitate any hedging in relation to the Facilities or any payment thereunder;
(v)

in relation to a Term Facility, to facilitate a consolidation of loans in accordance with Clause 15.3 (Consolidation and division of Term Loans) or a Benchmark Rate Change in accordance with Clause 14.6 (Replacement of Screen Rate);

(vi)

in relation to an Amortising Facility if necessary or desirable to ensure that there are Amortising Facility Loans (with an aggregate Base Currency Amount) equal to or greater than an Amortising Facility Repayment Instalment with an Interest Period ending on an Amortising Facility Repayment Date for an Amortising Facility in order for the Borrowers to make the Amortising Facility Repayment Instalment due on that date;

(vii)	to facilitate syndication of any Facility; or
(viii)	in relation to a Revolving Facility, to align an Interest Period for a Loan under that Revolving Facility with any Loan under any Term Facility.
(i)

Prior to the earlier of (i) completion of syndication of the Facilities in the manner agreed between the Obligors’ Agent and the Mandated Lead Arrangers on or prior to the date of this Agreement (as notified by the Mandated Lead Arrangers to the Obligors’ Agent) and (ii) the last day of the Certain Funds Period, Interest Periods shall be one or two weeks or such other period as the Agent and the Obligors’ Agent may agree.

15.2	Non Business Days
(a)	~~If~~Other than where paragraph (b) applies, if an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end

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on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

(b)

If the Loan is in a Compounded Rate Currency and there are rules specified as “Business Day Conventions” for that currency in the applicable Compounded Rate Terms, those rules shall apply to each Interest Period for that Loan.

15.3	Consolidation and division of Term Loans
(a)	If two or more Interest Periods:
(i)	relate to Term Loans to be made to the same Borrower under the same Facility; and
(ii)	end on the same date,

those Term Loans will, unless that Borrower requests to the contrary in a Selection Notice for the next Interest Period or those Term Loans are denominated in different currencies, be consolidated into, and treated as, a single Loan under the applicable Facility on the last day of the Interest Period.

(b)

Subject to Clause 4.4 (Maximum number of Utilisations) and Clause 5.3 (Currency and amount) if a Borrower (or the Obligors’ Agent on its behalf) requests in a Selection Notice that a Term Loan be divided into two or more Term Loans under the relevant Facility, that Term Loan will, on the last day of its Interest Period, be so divided with Base Currency Amounts specified in that Selection Notice, having an aggregate Base Currency Amount equal to the Base Currency Amount of the relevant Term Loan immediately before its division.

(c)

If the Obligors’ Agent requests that part (and not all) of a Term Loan (an Original Loan) become subject to a Debt Transfer in accordance with Clause 31.7 (Debt Transfer), that ~~Original~~ Term Loan will, immediately prior to such Debt Transfer, be so divided into two Term Loans under the same Facility such that:

(i)	the Base Currency Amount of the first such Term Loan shall be equal to the Base Currency Amount of the Original Loan subject to such Debt Transfer (the Transfer Loan); and
(ii)	the Base Currency Amount of the second such Term Loan shall be equal to the Base Currency Amount of the Original Loan not subject to such Debt Transfer (the Continuing Loan);
(iii)	the Transfer Loan and the Continuing Loan shall be treated as separate Loans under that Facility for all purposes under the Finance Documents; and
(iv)	the Interest Period for the Transfer Loan and the Continuing Loan shall be the same as the Interest Period in respect of the Original Loan immediately prior to such Debt Transfer.

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16.	CHANGES TO THE CALCULATION OF INTEREST
16.1	Absence of quotations

Subject to Clause 16.2 (Market disruption), if EURIBOR ~~or LIBOR~~, is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable EURIBOR ~~or LIBOR~~, shall be determined on the basis of the quotations of the remaining Reference Banks.

16.2	Market disruption
(a)

If a Market Disruption Event occurs in relation to a Term Rate Loan (other than a USD Term Rate Loan) for any Interest Period, then the rate of interest on each Lender’s share of that Term Rate Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and
(ii)

the rate notified to the Agent by that Lender as soon as practicable and in any event by close of business on the date falling two (2) Business Days after the Quotation Day (or, if earlier, on the date falling five (5) Business Days prior to the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select, provided that, if the percentage rate per annum notified by the Lender is less than ~~the applicable~~ EURIBOR ~~or LIBOR~~, or a Lender has not notified the Agent of a percentage rate per annum, the cost of that Lender of funding its participation in that Loan for that Interest Period shall be deemed (for the purposes of this paragraph (a)) to be ~~the applicable~~ EURIBOR ~~or LIBOR~~. For the avoidance of doubt, this Clause 16.2 shall not apply to any Compounded Rate Loan or USD Term Rate Loan.

(b)	In this Agreement:

Market Disruption Event means:

(a)

at or about noon on the Quotation Day for the relevant Interest Period of a Term Rate Loan (other than a USD Term Rate Loan), EURIBOR ~~or LIBOR~~, is to be determined by reference to the Reference Banks and none or only one of the Reference Banks supplies a rate to the Agent to determine the applicable EURIBOR ~~or LIBOR~~, for the relevant currency and Interest Period; or

(b)

before close of business in London on the Quotation Day for the relevant Interest Period of a Term Rate Loan (other than a USD Term Rate Loan), the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 40% of that Loan) that the cost

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to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of the applicable EURIBOR ~~or LIBOR~~.

16.3	Alternative basis of interest or funding
(a)

If a Market Disruption Event occurs and the Agent or the Obligors’ Agent so requires, the Agent and the Obligors’ Agent shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Obligors’ Agent, be binding on all Parties.
16.4	Break Costs
(a)

Each Borrower shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Term Rate Loan (other than a Term Loan denominated in USD) or Unpaid Sum in respect of a Term Rate Loan (other than a Term Loan denominated in USD) being paid by that Borrower on a day other than the last day of an Interest Period for that Term Rate Loan or Unpaid Sum. For the avoidance of doubt, Break Costs shall not apply to any Compounded Rate Loan or Term Loan denominated in USD.

(b)

Each Lender shall, together with any demand by the Agent under paragraph (a) above, provide a certificate confirming the amount of (and giving reasonable details of the calculation of) its Break Costs for any Interest Period in which they accrue, a copy of which shall be provided to the Obligors’ Agent.

(c)

If a Borrower (or the Obligors’ Agent on its behalf) notifies the Agent that it proposes to pay all or part of any Term Rate Loan (other than a Term Loan denominated in USD) or Unpaid Sum in respect of a Term Rate Loan (other than a Term Loan denominated in USD) on a day other than the last day of the Interest Period for that Term Rate Loan or Unpaid Sum, at or prior to 11.30~~am~~ a.m. on the date falling three (3) Business Days prior to the date of such prepayment:

(i)	the Agent shall notify the Finance Parties of such proposed payment; and
(ii)	if any Finance Party fails to confirm its Break Costs in respect of such payment, its Break Costs shall be deemed to be zero.
17.	FEES
17.1	No deal, No fees
(a)	Subject to paragraph (b) below, no fees (including for the avoidance of doubt, arrangement, underwriting, market participation, ticking and commitment
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(v)	the current portion of any Capitalized Lease Obligations;
(vi)	deferred revenue reflected within current liabilities;
(vii)	liabilities in respect of unpaid earn-outs or deferred acquisition costs;
(viii)	current accrued costs associated with any restructuring or business (including accrued severance and accrued facility closure costs) optimisation;
(ix)	any other liabilities that are not Indebtedness and will not be settled in cash or Cash Equivalent Investments during the next succeeding twelve month period after such date;
(x)	the effects from applying purchase accounting;
(xi)	any accrued professional liability risks; and
(xii)	restricted marketable securities,

provided that, for purposes of calculating Excess Cash Flow, increases or decreases in working capital (1) arising from acquisitions or disposals by the Group shall be measured from the date on which such acquisition or disposal occurred until the first anniversary of such acquisition or disposal with respect to the person subject to such acquisition or disposal and (2) shall exclude (I) the impact of non-cash adjustments contemplated in the Excess Cash Flow calculation, (II) the impact of adjusting items in the definition of Consolidated Net Income and (III) any changes in current assets or current liabilities as a result of (x) the effect of fluctuations in the amount of accrued or contingent obligations, assets or liabilities under any hedging agreements or other derivative obligations, (y) any reclassification, other than as a result of the passage of time, in accordance with the Accounting Principles of assets or liabilities, as applicable, between current and noncurrent or (z) the effects of acquisition method accounting.

26.2	Financial Condition
(a)

The undertaking in this Clause 26.2 shall, unless otherwise indicated in this Agreement or, in respect of an Additional Revolving Facility, an Additional Facility Notice, remain in full force from the date of this Agreement for so long as any amount is outstanding under such applicable Revolving Facility or any applicable Revolving Facility Commitment is in force.

(b)

For the benefit of the Lenders under the Original Revolving Facility (and in respect of an Additional Revolving Facility, only to the extent such Additional Revolving Facility is specified to benefit from this Clause 26.2 pursuant to the relevant Additional Facility Notice) only (in that capacity only), the Company shall ensure that the Senior Secured Net Leverage Ratio on the last day of each Relevant Period ending on or after the First Test Date (in respect of that Relevant Period) will not exceed ~~8~~6.50:1, provided that, notwithstanding anything to the contrary in the Finance Documents:

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(C)	any delay in notifying a Borrower, the Company or any other person of the amount of a Compounded Reference Rate or Compounded Rate Interest Payment; or
(D)	the adequacy, accuracy or completeness of any calculation made in respect of a Compounded Reference Rate or Compounded Rate Interest Payment,

including (in each case) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)

No Party (other than the Agent, the Issuing Bank or an Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender (as applicable)) may take any proceedings against any officer, employee or agent of the Agent, the Issuing Bank or any Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender, in respect of any claim it might have against the Agent, the Issuing Bank or an Ancillary Lender or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Document and any officer, employee or agent of the Agent, the Issuing Bank or any Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender may rely on this Clause 32.10 subject to Clause 1.6 (Third Party Rights) and the provisions of the Third Parties Act.

(c)

The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)

Nothing in this Agreement shall oblige the Agent or the Mandated Lead Arrangers to carry out any know your customer or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Mandated Lead Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Mandated Lead Arrangers.

32.11	Lenders’ indemnity to the Agent
(a)

Subject to paragraph (b) below, each Lender shall (in proportion to its Available Commitments, Available Ancillary Commitment and participations in the Utilisations and utilisations of the Ancillary Facilities and Fronted Ancillary Facilities then outstanding to the Available Facilities and all the Utilisations and utilisations of the Ancillary Facilities and Fronted Ancillary

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35.10	Change of currency
(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)

any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Obligors’ Agent); and

(ii)

any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)

If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Obligors’ Agent) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant ~~Interbank~~ Market and otherwise to reflect the change in currency.

35.11	Disruption to Payment Systems etc.

If the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Obligors’ Agent that a Disruption Event has occurred:

(a)

the Agent may, and shall if requested to do so by the Obligors’ Agent, consult with the Obligors’ Agent with a view to agreeing with the Obligors’ Agent such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

(b)

the Agent shall not be obliged to consult with the Obligors’ Agent in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)

the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)

any such changes agreed upon by the Agent and the Obligors’ Agent shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 41 (Amendments and Waivers);

(e)

the Agent shall not be liable for any damages, costs or losses whatsoever (including for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent)

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(i)	in English; or
(ii)

if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

38.	CALCULATIONS AND CERTIFICATES
38.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

38.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, prima facie evidence of the matters to which it relates.

38.3	Day count convention
(a)

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of three hundred and sixty (360) days (or in respect of any interest, commission or fee Sterling, three hundred and sixty five (365) days) or, in any case where the practice in the Relevant ~~Interbank~~ Market differs, in accordance with that market practice.

(b)

The total amount of any accrued interest, commission or fee (or of any amount equal to that interest, commission or fee) which is, or becomes, payable under a Finance Document shall be rounded to two (2) decimal places.

39.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

40.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

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of doubt, this paragraph (e) shall not entitle any Party to refuse its consent to any release of a guarantee or Transaction Security which would otherwise be permitted under another provision of the Finance Documents.

(f)

Any amendment, agreement, replacement or waiver which relates to the rights or obligations applicable to a particular Utilisation, Facility or class of Lenders and which does not materially and adversely affect the rights or interests of Lenders in respect of other Utilisations, Facilities or another class of Lender, if the Company so elects, (including a proposed amendment or waiver in relation to any condition for funding a specific Facility) shall only require the consent of the Majority Lenders, Super Majority Lenders or all Lenders (as applicable) as if references in this paragraph (f) to “Majority Lenders”, “Super Majority Lenders” or “Lenders” were only to Lenders participating in that Utilisation, Facility or forming part of that affected class; and, if so elected, any amendment, agreement, replacement or waiver relating to a Benchmark Rate Change; or any document, supplement, proposal or request in connection with a Super Majority Lender Objection; or a Compounded Rate Supplement shall be deemed only to relate to rights and obligations applicable to the specific Utilisations and Facilities being amended, replaced or waived and shall not be deemed to materially and adversely affect the rights or interests of Lenders in respect of other Utilisations or Facilities by virtue of such amendments, replacements or waivers. For the avoidance of doubt, this paragraph (f) is without prejudice to the ability to effect, make or grant any amendment, waiver, consent or release pursuant to or in accordance with paragraph (e) above.

(g)

Each individual Lender may waive its right to a prepayment (including by way of amendment or waiver to any of the provisions) under Clause 12 (Mandatory Prepayment) or any other amounts which have become due and payable to it under this Agreement or any other Finance Documents.

(h)	Any amendment of or relating to Clause 12.2 (Excess Cash Flow) and any definition referred to therein may be approved with the consent of the Majority Lenders.
(i)

Any amendment or waiver which relates only to the provisions governing transfers, assignments or sub-participations by Lenders and which makes such provisions more restrictive for any of the Lenders shall only require the consent of each Lender who will be subject to the resulting additional restrictions.

(j)

Notwithstanding anything to the contrary in the Finance Documents, a Finance Party may unilaterally waive, relinquish or otherwise irrevocably give up all or any of its rights under any Finance Document with the consent of the Obligors’ Agent.

(k)

Subject to compliance with Clause 9.3 (Terms of Ancillary Facilities and Fronted Ancillary Facilities) and the provisions of the Intercreditor Agreement, no amendment or waiver of a term of any Ancillary Document shall require the consent of any Finance Party other than the relevant Ancillary Lender or Fronting Ancillary Lender unless such amendment or waiver would

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(v)

Each Finance Party authorises and instructs the Agent to enter into any amendment or waiver of any term of any Finance Document requested by the Obligors’ Agent for the purpose of granting additional rights and benefits to the Lenders, any group of Lenders and/or any Issuing Bank and which does not impose material additional liabilities or obligations on such Lenders, group of Lenders and/or Issuing Bank (as applicable) it being understood that the granting of additional rights and benefits to any group of Lenders but not all of the Lenders shall not, of itself, be treated as imposing any corresponding or other obligations or liabilities on the other Lenders),, in each case without the requirement for any consent of any other Finance Party.

41.5Replacement of Lender

(a)	If at any time:
(i)	any Finance Party becomes or is a Non-Consenting Lender, a Non Responding Lender, a Non-Acceptable L/C Lender or a Defaulting Lender;
(ii)

an Obligor becomes obliged to repay any amount in accordance with Clause 11.1 (Illegality) or any Finance Party makes any claim (or an Obligor becomes aware that any Finance Party may be entitled to make any claim) pursuant to Clause 18.2 (Tax Gross Up), Clause 18.3 (Tax Indemnity) or Clause 19.1 (Increased costs) to any Finance Party; or

(iii)	any Finance Party invokes the benefit of Clause 16.2 (Market disruption),

then the Obligors’ Agent may, on no less than five (5) Business Days’ prior written notice (a Replacement Notice) to the Agent and such Finance Party (a Replaced Lender):

(A)

replace a participation of such Replaced Lender by requiring such Replaced Lender to (and such Replaced Lender shall) transfer pursuant to Clause 29 (Changes to the Lenders) on such dates as specified in the Replacement Notice all or part of its rights and obligations under this Agreement to a Lender constituting a New Lender under Clause 29.2 (Assignments and Transfers by Lenders) (a Replacement Lender) selected by the Obligors’ Agent which confirms its (or their) willingness to assume and does assume all or part of the obligations of the Replaced Lender (including the assumption of the Replaced Lender’s participations or unfunded or undrawn participations (as the case may be) on the same basis as the Replaced Lender) for a purchase price in cash payable at the time of transfer in an amount equal to the applicable outstanding principal amount of such Replaced Lender’s participation in the outstanding Utilisations or Ancillary Outstandings and all related accrued interest and/or Letter of Credit fees, Break Costs (if any) and

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other amounts payable in relation thereto under the Finance Documents in respect of such transferred participation; and/or

(B)

prepay (or procure that another member of the Group prepays) on such dates as specified in the Replacement Notice, all or any part of such Lender’s participation in the outstanding Utilisations or Ancillary Outstandings and all related accrued interest and/or Letter of Credit fees, Break Costs (if any) and other amounts payable in relation thereto under the Finance Documents in respect of such participation; and/or

(C)

cancel all or part of the undrawn Commitments or Ancillary Commitments, Fronted Ancillary Commitments and Fronting Ancillary Commitments of that Replaced Lender on such dates as specified in the Replacement Notice.

(b)

Any notice delivered under paragraph (a) above (or any subsequent notice for this purpose, as applicable) may be accompanied by a Transfer Certificate complying with Clause 29.7 (Procedure for transfers), and/or an Assignment Agreement complying with Clause 29.8 (Procedure for assignment) and any other related documentation to effect the transfer or assignment, which Transfer Certificate, Assignment Agreement and any other related documentation to effect the transfer or assignment (if attached) shall be promptly (and by no later than three (3) Business Days from receiving such Transfer Certificate, Assignment Agreement and any other related documentation) executed by the relevant Replaced Lender and returned to the Obligors’ Agent. Notwithstanding the requirements of Clause 29 (Changes to the Lenders) or any other provisions of the Finance Documents, if a Replaced Lender does not execute and/or return a Transfer Certificate, an Assignment Agreement and any other related documentation to effect the transfer or assignment as required by this paragraph (b) within three (3) Business Days of delivery by the Obligors’ Agent, the relevant transfer or transfers or assignment and assignments shall automatically and immediately be effected for all purposes under the Finance Documents on payment of the replacement amount to the Agent (for the account of the relevant Replaced Lender) (notwithstanding failure to execute such documentation by the relevant Replaced Lender), and the Agent may (and is authorised and required by each Finance Party to) execute, without requiring any further consent or action from any other party, a Transfer Certificate, Assignment Agreement and any other related documentation to effect the transfer or assignment on behalf of the relevant Replaced Lender which is required to transfer its rights and obligations or assign its rights under this Agreement pursuant to paragraph (a) above which shall be effective for the purposes of Clause 29.7 (Procedure for transfers) and Clause 29.8 (Procedure for assignment). The Agent shall not be liable in any way for any action taken by it pursuant to this paragraph (b) and, for the avoidance of doubt, the provisions of Clause 32.10 (Exclusion of liability) shall apply in relation thereto.

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SCHEDULE 9

Timetables

Part I

Loans

	Loans in EUR	Loans in USD	Loans in GBP	Loans in other currencies
Agent notifies the Obligors’ Agent if a currency is approved as an Optional Currency in accordance with Clause 4.3 (Conditions relating to Optional Currencies):	N/A	N/A	N/A	U-4 (or U-2 for any Utilisation on the Closing Date)

Delivery of a duly completed Utilisation Request in accordance with Clause 5.1 (Delivery of a Utilisation Request) or a duly completed Selection Notice in accordance with Clause

15.1 (Selection of Interest Periods and Terms):

	U-~~2~~3 (or U-1 for any Utilisation on the Closing Date) 11.30 a.m. (London time)	U-3 (or U-1 for any Utilisation on the Closing Date) 11.30 a.m. (London time)	U-2 (or U-1 for any Utilisation on the Closing Date) 11.30 a.m. (London time)	U-3 (or U-1 for any Utilisation on the Closing Date) 11.30 a.m. (London time)

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	Loans in EUR	Loans in USD	Loans in GBP	Loans in other currencies
Agent determines (in relation to Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders’ participation):	U-~~2~~3 (or U-1 for any Utilisation on the Closing Date) 2.30 p.m. (London time)	U-3 (or U-1 for any Utilisation on the Closing Date) 2.30 p.m. (London time)	U-~~2~~3 (or U-1 for any Utilisation on the Closing Date) 2.30 p.m. (London time)	U-3 (or U-1 for any Utilisation on the Closing Date) 2.30 p.m. (London time)

Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation):	U-~~2~~3 (or U-1 for any Utilisation on the Closing Date) 4.30 p.m. (London time)	U-3 (or U-1 for any Utilisation on the Closing Date) 4.30 p.m. (London time)	U-~~2~~3 (or U-1 for any Utilisation on the Closing Date) 4.30 p.m. (London time)	U-3 (or U-1 for any Utilisation on the Closing Date) 4.30 p.m. (London time)

Agent receives a notification from a Lender under Clause 8.2 (Unavailability of a currency):	Quotation Day 9.00 a.m. (London time)	Quotation Day 9.00 a.m. (London time)	U-~~1~~2 ~~12~~9.30 ~~p~~a.m. (London time)	Quotation Day 9.00 a.m. (London time)

Agent gives notice in accordance with Clause 8.2 (Unavailability of a currency):	Quotation Day 4.30 p.m. (London time)	Quotation Day 4.30 p.m. (London time)	U-~~1~~2 4.30 p.m. (London time)	Quotation Day 4.30 p.m. (London time)

Agent determines amount of the Loan in Optional Currency in accordance with Clause 35.10 (Change of currency):	-	U 11.00 a.m. (London time)	-~~U 11.00 a.m. (London time)~~	U 11.00 a.m. (London time)

341	Project SR: ~~Precedent~~ A&R Senior Facilities Agreement

	Loans in EUR	Loans in USD	Loans in GBP	Loans in other currencies
EURIBOR ~~or LIBOR~~/Term SOFR is fixed:	EURIBOR: Quotation Day as of 10:00 a.m. (London time)	~~LIBOR~~Term SOFR: Quotation Day as of 11.00 a.m. (London time)	N/A~~LIBOR: Quotation Day as of 11.00 a.m. (London time)~~	N/A~~LIBOR: Quotation Day as of 11.00 a.m. (London time)~~

“U”= the Utilisation Date

“U-X” = X Business Days prior to the Utilisation Date

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SCHEDULE 19

Compounded Rate Terms

CURRENCY:	Sterling.

Cost of Funds as a Fallback Definitions	Cost of funds will not apply as a fallback.

Additional Business Days:	An RFR Banking Day.

Business Day Conventions (definition of “ Month” and Clause 17.2 (Non-Business Days)):

(a)

If any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period:

(i)

subject to paragraph (iii) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(ii)

if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(iii)

if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

(b)

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

Central Bank Rate:	The Bank of England’s Bank Rate as published by the Bank of England from time to time.

Central Bank Rate Adjustment:

In relation to the Central Bank Rate prevailing at close business on any RFR Banking Day, the 20% trimmed arithmetic mean (calculated by the Agent) of the Central Bank Rate Spreads for the five (5) most immediately preceding RFR Banking Days for which

~~[Project SR: Signature Page to Senior Facilities Agreement]~~

the RFR is available.

Central Bank Rate Spread:

In relation to any RFR Banking Day, the difference (expressed as a percentage rate per annum) calculated by the Agent of:

(a)

the RFR for that RFR Banking Day; and

(b)

the Central Bank Rate prevailing at close of business on that RFR Banking Day.

Daily Non-Cumulative Compounded RFR Rate:

Determined by the Agent (or by any other Finance Party which agrees to determine that rate in place of the Agent) in accordance with the methodology set out in Schedule 20 (Daily Non-Cumulative Compounded RFR Rate).

Daily Rate:

The Daily Rate for any RFR Banking Day is:

(a)

the RFR for that RFR Banking Day; or

(b)

if the RFR is not available for that RFR Banking Day, the percentage rate per annum which is the aggregate of:

(i)

the Central Bank Rate for that RFR Banking Day; and

(ii)

the applicable Central Bank Rate Adjustment; or

(c)

if paragraph (b) above applies but the Central Bank Rate for that RFR Banking Day is not available, the percentage rate per annum which is the aggregate of:

(i)

the most recent Central Bank Rate for a day which is no more than five RFR Banking Days before that RFR Banking Day; and

(ii)

the applicable Central Bank Rate Adjustment,

rounded, in either case, to four decimal places and provided that if such rate is below zero (0), such rate shall be deemed to be zero (0).

Interest Periods:

Interest Period for paragraph (c) of Clause 15.1 (Selection of Interest Periods and Terms) - three (3) months (unless the Utilisation Request or the previous Selection Notice for the relevant Loan selects an

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Selection of Interest Periods and Terms) - one (1), two (2), three (3) or six (6) Months, or r such other period agreed between the Company and the Agent (acting on the instructions of the Majority Lenders (acting reasonably)) in relation to the relevant Loan.

Interest Period which is stated to apply until the relevant Borrower (or the Company on behalf of that Borrower) selects a different Interest Period in accordance with paragraph (a) of Clause 15.1 (Selection of Interest Periods and Terms).

Interest Periods for paragraph (d) of Clause 15.1 (Selection of Interest Periods and Terms) - one (1), two (2), three (3) or six (6) Months, or r such other period agreed between the Company and the Agent (acting on the instructions of the Majority Lenders (acting reasonably)) in relation to the relevant Loan.

Lookback Period:	Five (5) RFR Banking Days.

Relevant Market:	The sterling wholesale market.

RFR:

The SONIA (sterling overnight index average) reference rate published on the Bank of England’s website (currently at http://www.bankofengland.co.uk), or any successor sources for the sterling overnight index average identified as such by the Bank of England from time to time.

RFR Banking Day:	A day (other than a Saturday or Sunday) on which banks are open for general business in London.

Other provisions:	None.

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SCHEDULE 20

Daily Non-Cumulative Compounded RFR Rate

The Daily Non-Cumulative Compounded RFR Rate for any RFR Banking Day i during an Interest Period for a Compounded Rate Loan is the percentage rate per annum (without rounding, to the extent reasonably practicable for the Finance Party performing the calculation, taking into account the capabilities of any software used for that purpose) calculated as set out below:

where:

UCCDRi means the Unannualised Cumulative Compounded Daily Rate for that RFR Banking Day i;

UCCDRi-1 means, in relation to that RFR Banking Day i, the Unannualised Cumulative Compounded Daily Rate for the immediately preceding RFR Banking Day (if any) during that Interest Period;

dcc means (i) in the case of sterling, 365, and (ii) in the case of any other currency 360 or, in any case where market practice in the Relevant Market is to use a different number for quoting the number of days in a year, that number;

ni means the number of calendar days from, and including, that RFR Banking Day i up to, but excluding, the following RFR Banking Day; and

the Unannualised Cumulative Compounded Daily Rate for any RFR Banking Day (the Cumulated RFR Banking Day) during the Interest Period is the result of the below calculation (without rounding, to the extent reasonably practicable for the relevant Finance Party performing the calculation, taking into account the capabilities of any software for that purpose) calculated as set out below:

where:

ACCDR means the Annualised Cumulative Compounded Daily Rate for that Cumulated RFR Banking Day;

tni means the number of calendar days from, and including, the first day of the Cumulation Period to, but excluding, the RFR Banking Day which immediately follows the last day of the Cumulation Period;

Cumulation Period means the period from and including the first RFR Banking Day of that Interest Period to, and including, that Cumulated RFR Banking Day;

dcc has the meaning given to that term above; and

501	Project SR: A&R Senior Facilities Agreement

the Annualised Cumulative Compounded Daily Rate for that Cumulated RFR Banking Day is the percentage rate per annum (rounded to four decimal places) calculated as set out below:

where:

d0 means the number of RFR Banking Days in the Cumulation Period;

Cumulation Period has the meaning given to that term above;

i means a series of whole numbers from one to d0, each representing the relevant RFR Banking Day in chronological order in the Cumulation Period;

DailyRatei-LP means, for any RFR Banking Day i during the Cumulation Period, the Daily Rate for the RFR Banking Day which is the applicable Lookback Period prior to that RFR Banking Day i;

ni means, for any RFR Banking Day i during the Cumulation Period, the number of calendar days from, and including, that RFR Banking Day i up to, but excluding, the following RFR Banking Day;

dcc has the meaning given to that term above; and

tni has the meaning given to that term above.

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SCHEDULE 2

CONDITIONS PRECEDENT

1.	Constitutional documents: a copy of the constitutional documents of the Company or confirmation that there has been no change to those documents since last supplied to the Agent.
2.

Corporate approvals: with respect to the Company, a copy of a resolution of the managers or equivalent body of the Company approving the transactions and this Agreement and the Finance Documents to which it is a party.

3.	Specimen Signature: a specimen signature for the person(s) authorised in the resolutions referred to above (to the extent such person will execute this Agreement or a Finance Document).
4.	Director’s Certificate: a certificate from the Company (signed by an authorised signatory):
(a)

certifying that each copy document relating to it specified in paragraphs 1 to 3 above is correct, complete and (to the extent executed) in full force and effect and has not been amended or superseded prior to the date of this Agreement; and

(b)

confirming that, subject to the guarantee limitations set out in this Amended Facilities Agreement, borrowing or guaranteeing or securing (as appropriate) the Additional RCF Commitments (as defined in the Additional Facility Notice) would not cause any borrowing, guarantee, security or other similar limit binding on it to be exceeded.

5.	A legal opinion from Latham & Watkins (London) LLP as to matters of English law.
6.	A legal opinion from Carey Olsen (Jersey) LLP as to matters of Jersey law.

SIGNATURES

THE COMPANY AND OBLIGORS’ AGENT

/s/ Alexander Gersh

For and on behalf of
SPORTRADAR MANAGEMENT LTD
as Company and as Obligors’ Agent

Name:	Alexander Gersh
Title:	Authorised Signatory

[Sportradar - Signature Page to the Amendment Agreement]

THE AGENT

/s/ Karolina Glinka

For and on behalf of
J.P. MORGAN SE
as Agent

Name:	Karolina Glinka
Title:	Vice President

[Sportradar - Signature Page to the Amendment Agreement]